SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒ Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

New England Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒ No	fee required.

☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

            $

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee paid:

            $

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

            N/A

(2)	Form, schedule or registration statement no.:

            N/A

(3)	Filing party:

            N/A

(4)	Date filed:

            N/A

YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of New England Bancshares, Inc. The meeting will be held at the Radisson Hotel, One Bright Meadow Boulevard, Enfield, Connecticut on Thursday, November 13, 2003 at 2:00 p.m., local time. A copy of the New England Bancshares, Inc. 2003 Annual Report to Stockholders accompanies this proxy statement.

At the annual meeting, you will be asked to approve the issuance of 196,366 additional shares of our common stock, subject to adjustment, to Enfield Mutual Holding Company in connection with a merger between Enfield Federal Savings and Loan Association and Windsor Locks Community Bank, FSL. You will also be asked to elect three directors to our board of directors for a three-year term each and to ratify the appointment of Shatswell, MacLeod & Company, P.C. as our independent auditors for the fiscal year ending March 31, 2004.

The completion of the merger with Windsor Locks Community Bank is subject to certain conditions, including the approval of the proposed to issue additional shares of our common stock to Enfield Mutual Holding Company by the affirmative vote of our outstanding shares of common stock, excluding shares held by Enfield Mutual Holding Company. We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

Our board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” approval of the proposal to issue additional shares of our common stock to Enfield Mutual Holding Company in connection with the merger.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

Thank you for your cooperation.

Sincerely,

David J. O’Connor

President and Chief Executive Officer

New England Bancshares, Inc.

660 Enfield Street

Enfield, Connecticut 06082

(860) 253-5200

Notice of Annual Meeting of Stockholders

On Thursday, November 13, 2003, we will hold our annual meeting of stockholders at the Radisson Hotel, One Bright Meadow Boulevard, Enfield, Connecticut. The meeting will begin at 2:00 p.m., local time. At the meeting, you will be asked to consider and act on the following:

1.	The approval of the issuance of 196,366 shares of common stock, $0.01 par value, of New England Bancshares, Inc., subject to adjustment, to Enfield Mutual Holding Company pursuant to the Agreement and Plan of Merger, dated as of January 22, 2003, by and among Enfield Mutual Holding Company, New England Bancshares, Inc., Enfield Federal Savings and Loan Association and Windsor Locks Community Bank, FSL, pursuant to which Windsor Locks Community Bank, FSL will merge with and into Enfield Federal Savings and Loan Association;

2.	The election of three directors to serve for a term of three years each;

3.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent auditors for the year ending March 31, 2004; and

4.	The transaction of any other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

Only stockholders of record at the close of business on October 2, 2003 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Cynthia G. Gray

Corporate Secretary

Enfield, Connecticut

October 9, 2003

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

i

Terminating the Merger Agreement	35
Termination Fee and Reimbursement of Expenses	36

Pro Forma Financial Information	37
New England Bancshares, Inc. and Windsor Locks Community Bank, FSL Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet as of June 30, 2003	38
New England Bancshares, Inc. and Windsor Locks Community Bank, FSL Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations For the Three Months Ended June 30, 2003	39
New England Bancshares, Inc. and Windsor Locks Community Bank, FSL Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations For the Year Ended March 31, 2003	40
Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements	41

Windsor Locks Community Bank Management’s Discussion and Analysis of Financial Condition and Results of Operation	45

Stock Ownership	47

Proposal No. 2: Election of Directors	48
Directors’ Compensation	49
Executive Compensation	51

Proposal No. 3: Ratification of Appointment of Independent Auditors	54

Audit Committee Report	55

Stockholder Proposals and Nominations	57

Where You Can Find More Information	57

Form 10-KSB	58

Index to Windsor Locks Community Bank, FSL Financial Statements	F-1

APPENDIX A	Agreement and Plan of Merger, dated as of January 22, 2003, by and among Enfield Mutual Holding Company, New England Bancshares, Inc., Enfield Federal Savings and Loan Association and Windsor Locks Community Bank, FSL (exhibits omitted)

APPENDIX B	Opinion of FinPro, Inc.

APPENDIX C	Audit Committee Charter

ii

Questions and Answers About the Meeting

Question: What am I being asked to vote on and how does my board recommend that I vote?

Answer: You are being asked to vote on three matters:

1.	the issuance of 196,366 shares of our common stock, subject to adjustment, to Enfield Mutual Holding Company as part of the merger of Windsor Locks Community Bank with and into Enfield Federal Savings and Loan Association, the wholly owned subsidiary of New England Bancshares;

2.	the election of three directors to our board of directors for a three-year term each; and

3.	the ratification of Shatswell, MacLeod & Company, P.C. as our independent auditors for the fiscal year ending March 31, 2004.

Our board of directors has determined that the issuance of 196,366 shares of our common stock, subject to adjustment, to Enfield Mutual Holding Company as part of the merger with Windsor Locks Community Bank are in the best interests of our stockholders and unanimously recommends that you vote “FOR” issuance of the shares. Our board of directors also recommends that you vote “FOR” election of each of the nominees and for the ratification of the independent auditors.

Question: Why are we merging with Windsor Locks Community Bank?

Answer: We believe that the merger will benefit our customers, employees and stockholders by creating a stronger financial institution that will be better positioned to compete in the financial services industry in Connecticut by offering a broader range of financial products and services and through more efficient operations. To review our reasons for the merger in greater detail, see pages 22 through 23.

Question: What votes are required in connection with the proposed merger?

Answer: The Office of Thrift Supervision is requiring the issuance of 196,366 shares of our common stock, subject to adjustment, to Enfield Mutual Holding Company to be approved by the affirmative vote of a majority of our outstanding shares of common stock, as well as a majority of our outstanding shares of common stock excluding shares owned by Enfield Mutual Holding Company. The approval of the merger agreement also requires the affirmative vote of a majority of the votes eligible to be cast by Windsor Locks Community Bank’s members.

Question: How will the merger effect my shares?

Answer: Your shares will remain outstanding and will not change as a result of the merger. However, as a result of the issuance of 196,366 shares of our common stock to Enfield Mutual Holding Company, our stockholders (except Enfield Mutual Holding Company) are expected to experience a dilution in ownership interest of approximately 8.7% when the new shares are issued.

Question: When is the merger expected to be completed?

Answer: We expect to complete the merger as soon as practicable after receiving all required stockholder, member and regulatory approvals and any waiting periods specified in the regulatory approvals have lapsed. We currently expect to complete the merger during the fourth calendar quarter of 2003.

Question: What are the tax consequences of the merger to me?

Answer: You should not recognize any gain or loss for federal income tax purposes solely as a result of the merger or the share issuance.

Question: What should I do now?

Answer: After you have carefully read this document, please indicate on your proxy card how you want to vote. Then, sign, date and mail the proxy card in the enclosed prepaid envelope as soon as possible. This will enable your shares to be represented at the meeting.

Question: If my shares are held in a stock brokerage account or by a bank or other nominee (i.e. in “street name”) will my shares automatically be voted for me?

Answer: With respect to the issuance of additional shares, your broker will not be able to vote your shares unless you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker on the proposal to issue additional shares, your shares will not be voted, and this will have the effect of voting against adoption of the proposal. Please check the voting form used by your broker to see if it offers telephonic or Internet voting.

With respect to the election of directors and the ratification of the independent auditors, your broker has the power to vote your shares in its discretion if you do not provide timely voting instructions.

Question: Who can help answer my questions?

Answer: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

David J. O’Connor

President and Chief Executive Officer

New England Bancshares, Inc.

660 Enfield Street

Enfield, Connecticut 06082

(860) 253-5200

Summary

This summary highlights selected information from this proxy statement and does not contain all the information that is important to you. For a more complete description of the terms of the proposed merger, we urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, attached as Appendix A.

THE COMPANIES

New England Bancshares, Inc. Enfield Federal Savings and Loan Association Enfield Mutual Holding Company 660 Enfield Street Enfield, Connecticut 06082 (860) 253-5200	New England Bancshares is a federally chartered stock holding company and the parent company of Enfield Federal Savings and Loan Association. Enfield Federal is a federally chartered stock savings and loan association headquartered in Enfield, Connecticut. Enfield Federal operates through six banking centers servicing the communities of Enfield, Manchester, Suffield and Windsor Locks, Connecticut. Enfield Federal is a community-oriented financial institution serving consumers and small businesses. Currently, 54.0% of our outstanding common stock is owned by Enfield Mutual Holding Company, a federally chartered mutual holding company. At June 30, 2003, we had total assets of $164.8 million, deposits of $130.8 million and stockholders’ equity of $23.4 million.

Windsor Locks Community Bank, FSL 20-I Main Street Windsor Locks, Connecticut 06096 (860) 623-2403	Windsor Locks Community Bank is a federally chartered mutual savings bank headquartered in Windsor Locks, Connecticut. It operates through two banking offices located in Windsor Locks and Broad Brook, Connecticut. Windsor Locks Community Bank is a community-oriented financial institution serving consumers and small businesses. At June 30, 2003, Windsor Locks Community Bank had total assets of $37.3 million, deposits of $34.6 million and capital of $2.3 million.

THE ANNUAL MEETING

Place, Date and Time (page 16)	The annual meeting of stockholders will be held at the Radisson Hotel, One Bright Meadow Boulevard, Enfield, Connecticut on Thursday, November 13, 2003 at 2:00 p.m., local time.

Purpose of the Meeting (page 16)	At the annual meeting, you will be asked to approve the issuance of 196,366 shares of our common stock, subject to adjustment, to Enfield Mutual Holding Company, to elect three directors for three-year terms, to ratify the appointment of Shatswell, MacLeod & Company, P.C. as our independent auditors for the fiscal year ending March 31, 2004, and to transact any other business that may properly come before the meeting.

Who Can Vote at the Meeting (page 16)	You can vote at the annual meeting if you owned shares of our common stock at the close of business on October 2, 2003. You will be able to cast one vote for each share of our common stock you owned at that time. As of October 2, 2003, there were 2,086,296 shares of our common stock outstanding, including 1,127,431 shares held by Enfield Mutual Holding Company.

What Vote is Required to Approve the Merger Agreement (page 17)	The Office of Thrift Supervision is requiring the issuance of 196,366 additional shares to be approved by a majority of the outstanding shares of our common stock and a majority of the outstanding shares of our common stock, excluding shares owned by Enfield Mutual Holding Company. You can vote your shares by attending the annual meeting and voting in person or by completing and mailing the enclosed proxy card. As of October 2, 2003, our directors and executive officers owned approximately 3.0% of our outstanding common stock. Enfield Mutual Holding Company has indicated to us that it intends to vote its shares of common stock in favor of the proposal to issue additional shares.

THE MERGER

A copy of the merger agreement is provided as Appendix A to this proxy statement. Please read the entire merger agreement carefully. It is the legal document that governs the merger.

Overview of the Transaction	In June 2002, we reorganized Enfield Federal into a stock savings and loan association with a mutual holding company structure. As part of that transaction we sold shares to our customers in a subscription offering. The majority of New England Bancshares’ outstanding shares were retained by Enfield Mutual Holding Company. As a result of the reorganization, our current organization structure is as follows:

Under the merger agreement, Windsor Locks Community Bank will merge with and into Enfield Federal. Enfield Federal will be the surviving institution. In connection with the merger, we will issue shares of our common stock to Enfield Mutual Holding Company in an amount equal to the value of Windsor Locks Community Bank as determined by an independent appraisal.

Each Outstanding Share of Our Common Stock Will Remain Unchanged in the Merger	Each of your shares of our common stock will remain outstanding and unchanged in the merger. However, as a result of the issuance of an additional 196,366 shares of our stock (based on the average closing price of our common stock for the fifteen trading days ended on September 26, 2003) to Enfield Mutual Holding Company, you are expected to experience a dilution in ownership interest of approximately 8.7% when the new shares are issued.

Members of Windsor Locks Community Bank will not receive any shares of our common stock in the merger.

Issuance of Our Shares to Enfield Mutual Holding Company (page 20)	In connection with the merger, the Office of Thrift Supervision, as the primary federal regulator of New England Bancshares, Enfield Federal and Windsor Locks Community Bank, will require us to issue shares of our common stock to Enfield Mutual Holding Company in an amount equal to the value of Windsor Locks Community Bank as determined by an independent appraiser. The independent appraisal has been prepared by RP Financial, LC., Windsor Locks Community Bank’s financial advisor, and states that the value of Windsor Locks Community Bank was $3.35 million as of July 25, 2003. Based on the average closing price of our common stock for the fifteen trading days ended September 26, 2003 this would have resulted in us issuing 196,366 shares of common stock to Enfield Mutual Holding Company. Issuing 196,366 shares will cause you to experience a dilution in ownership interest of approximately 8.7%. The number of shares issued to Enfield Mutual Holding Company will be adjusted to reflect any changes in the average closing price of our common stock at the time the merger is consummated.

Our Stock Price	Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol “NEBS.” On January 21, 2003, which was the last trading day before the merger was announced, our common stock closed at $14.60 per share. On October 3, 2003, which is the last practicable trading day before the printing of this document, our common stock closed at $17.50 per share.

Tax Consequences of the Merger (page 21)	We have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be a “reorganization” for federal income tax purposes and, as your shares of New England Bancshares common stock will remain unchanged, you will not recognize any gain or loss for federal income tax purposes upon completion of the merger or the issuance of additional shares of our common stock to Enfield Mutual Holding Company.

Our Board of Directors Recommends that You Vote to Approve the Issuance of Additional Shares, Elect the Nominees for Director and Ratify the Appointment of the Independent Auditors (page 22)	Our board of directors believes that the issuance of additional shares of our common stock to Enfield Mutual Holding Company in connection with the merger is fair to and in the best interests of our stockholders, and unanimously recommends that you vote “FOR” the proposal to approve the issuance of additional shares of our common stock in connection with the merger. Our board of directors also recommends that you vote “FOR” election of each of the nominees and “FOR” ratification of the independent auditors.

For a discussion of the factors considered by our board of directors in approving the merger agreement, see page 22.

Windsor Locks Community Bank’s Independent Appraiser Has Determined the Value of Windsor Locks Community Bank to Establish the Number of Shares of Our Common Stock That We Must Issue to Enfield Mutual Holding Company (page 23)	RP Financial has delivered to the Windsor Locks Community Bank board of directors its appraisal of the value of Windsor Locks Community Bank, as of March 21, 2003 and updated as of July 25, 2003. A summary of the appraisal is contained on pages 23 through 26. You should read the summary to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by RP Financial in providing this appraisal. This appraisal, as updated, will be used to establish the number of shares of our common stock that we will be required to issue to Enfield Mutual Holding Company in connection with the merger. Windsor Locks Community Bank agreed to pay RP Financial approximately $17,500 for preparation of the appraisal and the appraisal update, plus expenses, all of which has been paid.

Our Financial Advisor Has Reviewed the Appraised Value of Windsor Locks Community Bank and Determined That the Merger and the Shares Issuance Are Fair to Our Stockholders (page 26)	FinPro, Inc., our financial advisor, has reviewed RP Financial’s appraisal of Windsor Locks Community Bank’s value. Additionally, our board of directors received an opinion from FinPro that the merger and the issuance of shares of our common stock to Enfield Mutual Holding Company are fair, from a financial point of view, to our stockholders. Our board considered this opinion in determining to approve the merger and the share issuance. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by FinPro in providing its opinion. FinPro’s opinion is directed to our board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger or the share issuance. We have agreed to pay FinPro approximately $25,000, plus expenses, for its services in connection with the merger, all of which has been paid. FinPro has previously provided us with services in connection with our reorganization to the mutual holding company form of organization for which FinPro was paid $25,182.

Certain of Our Obligations in Connection with the Merger (page 31)	In the merger agreement, we agreed to take certain actions with regard to Windsor Locks Community Bank’s directors and officers. These include:

	•	offering employment as President of Enfield Federal to Frederick J. Stroiney, President and Chief Executive Officer of Windsor Locks Community Bank;

	•	assuming the change in control agreements that Windsor Locks Community Bank previously entered into with Mr. Stroiney and two other officers;

	•	indemnifying Windsor Locks Community Bank’s directors and officers and insurance for such directors and officers for events occurring before the merger;

	•	appointing six Windsor Locks Community Bank directors to the board of directors of Enfield Federal;

	•	appointing the current Chairman of the Board of Windsor Locks Community Bank’s board of directors to the New England Bancshares board of directors; and

	•	appointing two members of the Windsor Locks Community Bank board of directors to the Enfield Mutual Holding Company board of directors.

Regulatory Approval Needed to Complete the Merger (page 32)	The merger cannot be completed unless it is first approved by the Office of Thrift Supervision. We received the approval of the Office of Thrift Supervision on August 20, 2003.

Conditions to Completing the Merger (page 34)	The completion of the merger depends on a number of conditions being met. These conditions include:

	•	approval of the stock issuance by our stockholders;

	•	approval of the merger agreement by Windsor Locks Community Bank’s members;

	•	approval of the merger by the Office of Thrift Supervision without any condition or requirement that would so materially affect the economic benefits of the merger that, had the condition or requirement been known, we would not have entered into the merger agreement;

	•	the continued accuracy of certain representations and warranties made on the date of the merger agreement; and

	•	the absence of material adverse changes in certain aspects of Windsor Locks Community Bank’s operations and financial position.

We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Agreement Not to Solicit Other Proposals (page 34)	Windsor Locks Community Bank has agreed not to initiate, solicit, encourage or facilitate any acquisition proposal with a third party. Despite its agreement not to solicit other acquisition proposals, the Windsor Locks Community Bank board of directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that its board of directors determines in good faith:

	•	after consultation with and based upon the advice of its legal counsel, that failing to take such actions would cause the board to breach its fiduciary duties under applicable law; and

	•	after consultation with its outside legal counsel and its financial advisor, that such proposal would be more favorable to the Windsor Locks Community Bank members than the merger with Enfield Federal.

Terminating the Merger Agreement (page 35)	New England Bancshares and Windsor Locks Community Bank can agree at any time not to complete the merger, even if our stockholders and Windsor Locks Community Bank’s members have approved it. Also, either of us can decide to terminate the merger agreement:

	•	in response to a material breach by the other party, which is not or cannot be cured within 30 days;

	•	if the merger is not completed by December 31, 2003;

	•	if any required regulatory, stockholder or member approval is not obtained; or

	•	in response to a withdrawal of the board of directors of its recommendation to approve the merger agreement or a modification or qualification of its recommendation in a manner adverse to the other party.

Windsor Locks Community Bank may also terminate the merger agreement if its board of directors authorizes Windsor Locks Community Bank to enter into an agreement with a third party that the Windsor Locks Community Bank board determines in good faith, after consulting with its legal counsel and its financial advisor, is a superior proposal to the Enfield Federal merger. In such case, Windsor Locks Community Bank must give us three days in which to match or exceed the superior proposal.

Termination Fee and Reimbursement of Expenses (page 36)	If the merger agreement is validly terminated by either party, we must reimburse Windsor Locks Community Bank its reasonable expenses incurred in connection with the merger up to $90,000. However, we do not have to make such payment to Windsor Locks Community Bank if we terminate due to a material breach of the merger agreement by Windsor Locks Community Bank (that cannot be cured within 30 days) or if the agreement is terminated because Windsor Locks Community Bank enters into another merger agreement with a third party. In the latter case, Windsor Locks Community Bank must pay us a termination fee of $125,000. We are also entitled to such termination fee if the agreement is terminated because of a willful or intentional material breach of the merger agreement by Windsor Locks Community Bank.

Selected Historical Consolidated Financial Information for

New England Bancshares

The data presented at June 30, 2003 and for the three months then ended are derived from the unaudited financial statements of New England Bancshares but, in the opinion of management, reflects all adjustments necessary to present fairly the results for that interim period. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended June 30, 2003 are not necessarily indicative of the results of operations that may be expected for the year ended March 31, 2004. The selected consolidated financial information of New England Bancshares at and for the years ended March 31, 2003, 2002 and 2001 is derived from the audited financial statements of New England Bancshares. For periods before June 4, 2002, the table reflects data for Enfield Federal.

	At June 30, 2003	At March 31,
		2003	2002	2001
	(In thousands)
Selected Financial Data:
Assets	$164,807	$161,184	$136,311	$122,939
Cash and cash equivalents	17,763	20,963	12,472	17,759
Loans, net (1)	94,179	93,581	80,468	66,372
Securities (2)	45,214	38,888	36,985	32,824
Deposits	130,761	128,953	114,998	108,478
Stockholders’ equity	23,434	23,150	14,352	13,905
Allowance for loan losses	1,068	1,008	773	603
Nonperforming loans	237	240	201	669
Nonperforming assets	237	240	201	939

	For the Three Months Ended June 30, 2003	For the Year Ended March 31,
		2003	2002	2001
	(In thousands)
Selected Operating Data:
Interest and dividend income	$2,068	$8,354	$8,107	$8,110
Interest expense	733	3,346	4,142	4,514

Net interest and dividend income	1,335	5,008	3,965	3,596
Provision for loan losses	60	240	200	194

Net interest and dividend income after provision for loan losses	1,275	4,768	3,765	3,402
Noninterest income	145	471	432	278
Noninterest expense	1,217	4,225	3,249	3,021

Income before income tax expense	203	1,014	948	659
Income tax expense	60	306	292	168

Net income	$143	$708	$656	$491

	At or For the Three Months Ended June 30, 2003	At or For the Year Ended March 31,
		2003	2002	2001
Selected Financial Ratios and Other Data (3)
Performance Ratios:
Return on average assets	0.36%	0.47%	0.51%	0.41%
Return on average equity	2.45	3.40	4.64	3.57
Average equity to average assets	14.54	13.92	11.11	11.39
Equity to total assets at end of period	14.22	14.36	10.53	11.31
Average interest rate spread (4)	3.39	3.42	3.19	2.92
Net interest margin (5)	3.61	3.69	3.41	3.20
Average interest-earning assets to average interest-bearing liabilities	112.07	110.82	106.22	107.06
Total noninterest expense to average assets	3.03	2.83	2.55	2.50
Efficiency ratio (6)	82.23	77.11	73.89	77.98
Regulatory Capital Ratios (7):
Tangible capital ratio	13.07	13.25	10.59	11.26
Core capital ratio	13.07	13.25	10.59	11.26
Risk-based capital ratio	27.17	27.24	21.58	24.04
Asset Quality Ratios:
Nonperforming loans as a percent of loans (8)(9)	0.25	0.25	0.25	1.00
Nonperforming assets as a percent of total assets (9)	0.14	0.15	0.15	0.76
Allowance for loan losses as a percent of loans (8)	1.12	1.07	0.95	0.90
Allowance for loan losses as a percent of nonperforming loans (9)	450.63	420.00	384.58	90.13

Number of full-service banking facilities	6	6	4	4

(1)	Loans, net, consist of loans receivable minus the allowance for loan losses, deferred loan origination fees, net, and unadvanced loan funds.
(2)	Securities include Federal Home Loan Bank of Boston stock of $820,000 as of June 30, 2003, March 31, 2003, 2002 and 2001.
(3)	Asset quality ratios and regulatory capital ratios are end of period ratios. Ratios for the three months ended June 30, 2003 are annualized, where appropriate.
(4)	The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets (which includes Federal Home Loan Bank of Boston stock) and the weighted average cost of average interest-bearing liabilities.
(5)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(6)	The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.
(7)	Capital ratios presented are for Enfield Federal.
(8)	Loans include total loans before the allowance for loan losses.
(9)	Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans consist of all loans 90 days or more past due and other loans which have been identified by Enfield Federal as presenting uncertainty with respect to the collectibility of interest or principal. It is Enfield Federal’s policy to cease accruing interest on all such loans.

Selected Historical Financial Information for

Windsor Locks Community Bank

The selected financial information of Windsor Locks Community Bank presented below is derived in part from the audited financial statements and should be read in conjunction with the financial statements and accompanying notes of Windsor Locks Community Bank presented on Pages F-1 through F-18 in this proxy statement.

	At June 30,
	2003	2002	2001
	(In thousands)
Selected Financial Data:
Assets	$37,327	$37,434	$32,629
Cash and cash equivalents	5,647	3,570	2,930
Loans, net (1)	16,169	18,414	16,444
Securities (2)	14,841	14,734	12,502
Deposits	34,576	34,928	30,447
Capital	2,325	2,084	1,848
Allowance for loan losses	160	161	161
Nonperforming loans	174	—	—
Nonperforming assets	174	—	75

	For the Year Ended June 30,
	2003	2002	2001
	(In thousands)
Selected Operating Data:
Interest and dividend income	$1,969	$2,229	$2,036
Interest expense	656	1,027	1,148

Net interest and dividend income	1,313	1,202	888
Provision for loan losses	—	—	—

Net interest and dividend income after provision for loan losses	1,313	1,202	888
Noninterest income	94	52	75
Noninterest expense	1,114	1,031	893

Income before income tax expense	293	223	70
Income tax expense	134	31	18

Net income	$159	$192	$52

	At or For the Year Ended June 30,
	2003	2002	2001
Selected Financial Ratios and Other Data (3)
Performance Ratios:
Return on average assets	0.43%	0.55%	0.24%
Return on average equity	7.21	9.77	4.06
Average equity to average assets	5.90	5.61	6.00
Capital to total assets at end of period	6.23	5.57	5.66
Average interest rate spread (4)	3.80	3.53	3.23
Net interest margin (5)	3.83	3.65	3.13
Average interest-earning assets to average interest-bearing liabilities	100.99	106.60	102.65
Total noninterest expense to average assets	2.98	2.94	2.94
Efficiency ratio (6)	79.18	82.22	92.73
Regulatory Capital Ratios:
Tangible capital ratio	5.85	5.39	5.57
Core capital ratio	5.85	5.39	5.57
Tier 1 risk-based capital ratio	16.68	13.82	14.74
Total risk-based capital ratio	17.91	14.92	15.99
Asset Quality Ratios:
Nonperforming loans as a percent of loans (7)(8)	1.07	—	—
Nonperforming assets as a percent of total assets (8)	0.47	—	0.23
Allowance for loan losses as a percent of loans (7)	0.98	0.87	0.97
Allowance for loan losses as a percent of nonperforming loans (8)	91.95	—	—

Number of full-service banking facilities	2	2	2

(1)	Loans, net, consist of loans receivable minus the allowance for loan losses, deferred loan income and unadvanced loan funds.
(2)	Securities include Federal Home Loan Bank of Boston stock of $188,000 as of June 30, 2003 and June 30, 2002 and $162,000 as of June 30, 2001.
(3)	Asset quality ratios and regulatory capital ratios are end of period ratios.
(4)	The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets (which includes Federal Home Loan Bank of Boston stock) and the weighted average cost of average interest-bearing liabilities.
(5)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(6)	The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.
(7)	Loans include total loans before the allowance for loan losses.
(8)	Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans consist of all loans 90 days or more past due and other loans which have been identified by Windsor Locks Community Bank as presenting uncertainty with respect to the collectibility of interest or principal. It is Windsor Locks Community Bank’s policy to cease accruing interest on all such loans.

Summary Selected Pro Forma Combined Data

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during this period.

Because we have a March 31 fiscal year end and Windsor Locks Community Bank has a June 30 fiscal year end, Windsor Locks Community Bank’s historical information has been adjusted to correspond to our fiscal year end. For the year ended March 31, 2003, Windsor Locks Community Bank’s historical information was calculated by adding the results for the nine months ended March 31, 2003 and the results for the three months ended June 30, 2002.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” beginning on page 37.

	Three Months Ended June 30, 2003	Year Ended March 31, 2003
	(In thousands)
Pro forma combined income statement data:
Interest and dividend income	$2,492	$10,385
Interest expense	847	3,967

Net interest and dividend income	1,645	6,418
Provision for loan losses	60	240

Net interest and dividend income after provision for loan losses	1,585	6,178
Noninterest income	167	547
Noninterest expense	1,479	5,341

Income before income tax expense	273	1,384
Income tax expense	77	460

Net income	$196	$924

June 30, 2003
(In thousands)
Pro forma combined balance sheet data:
Total assets	$204,085
Securities	59,949
Loans receivable, net	111,052
Deposits	165,644
FHLB advances	7,843
Total stockholders’ equity	27,067

Following the merger, the declaration of dividends will be at the discretion of our board of directors and will be determined after consideration of various factors, including earnings, cash requirements, our financial condition, applicable federal law and regulations and other factors deemed relevant by our board of directors. The merger agreement prohibits the payment of and distribution by Windsor Locks Community Bank of any dividend to its members pending consummation of the merger.

The Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at the annual meeting of stockholders of New England Bancshares.

Place, Date and Time

The annual meeting will be held at the Radisson Hotel, One Bright Meadow Boulevard, Enfield, Connecticut on Thursday, November 13, 2003 at 2:00 p.m., local time.

Purpose of the Meeting

The purpose of the meeting is to consider and vote on a proposal to approve the proposal to issue 196,366 shares of our common stock, subject to adjustment, to Enfield Mutual Holding Company, to elect three directors to a three-year term each, to ratify the appointment of Shatswell, MacLeod as our independent auditors for the fiscal year ending March 31, 2004 and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting; Record Date

You are entitled to vote your New England Bancshares common stock only if the records of New England Bancshares show that you held your shares as of the close of business on October 2, 2003. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on October 2, 2003, a total of 2,086,296 shares of New England Bancshares common stock were outstanding, including 1,127,431 shares of common stock held by Enfield Mutual Holding Company. Each share of common stock has one vote. As provided in our charter, record holders of our common stock (other than Enfield Mutual Holding Company) who beneficially own, either directly or indirectly, in excess of 10% of our outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you are a stockholder of record as of the close of business on October 2, 2003, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

Quorum. The annual meeting will be held only if a majority of the outstanding shares of our common stock entitled to vote (excluding any shares held in excess of the 10% limit) are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum present, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve the issuance of additional shares of our common stock and, for this reason, may not vote shares held for beneficial owners for that proposal without specific instructions from the beneficial owners.

Vote Required. Approval of the issuance of additional shares of our common stock requires the affirmative vote of a majority of our shares of common stock and a majority of the outstanding shares of our common stock, excluding shares owned by Enfield Mutual Holding Company. Failure to return a properly executed proxy card or to vote in person and abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the issuance of additional shares of our common stock.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. In voting on the ratification of the appointment of Shatswell, MacLeod as independent auditors, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The ratification of the appointment of Shatswell, MacLeod as independent auditors will be decided by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter. On this matter, abstentions will have the effect as a vote “AGAINST” the proposal and broker non-votes will have no effect on the voting.

Enfield Mutual Holding Company owns 54% of the shares of common stock entitled to vote at the annual meeting. Enfield Mutual Holding Company has indicated to us that it intends to vote such shares of common stock “FOR” all three proposals, thereby ensuring a quorum at the annual meeting and the election of the director nominees and the ratification of the appointment of the independent auditors.

Shares Held by Officers and Directors; Voting Agreements

As of October 2, 2003, our directors and executive officers owned approximately 3.0% of the outstanding shares of our common stock. All of our directors and executive officers have entered into voting agreements with Windsor Locks Community Bank to vote all of the shares of our common stock owned by them in favor of the proposal to approve the issuance of additional shares of our common stock.

Voting by Proxy

Our board of directors is sending you this proxy statement for the purpose of requesting that you allow your shares of New England Bancshares common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the annual meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors unanimously recommends a vote “FOR” approval of the proposal to issue additional shares of New England Bancshares common stock to Enfield Mutual Holding Company, “FOR” the approval of the election of directors and “FOR” the approval of the ratification of the appointment of the independent auditors.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their best judgement to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies. However, no proxy voted against any of the proposals will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposals. If the annual meeting is postponed or adjourned, New England Bancshares common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the annual meeting.

If your common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise our Corporate Secretary in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy card, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to solicitation of proxies by mail, we have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies. We will pay Georgeson $5,000, plus expenses. We have also agreed to indemnify Georgeson Shareholder Communications against certain liabilities and expenses, including liabilities under the federal securities laws. Proxies may also be solicited, in person or by telephone, by our directors, officers and other employees, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Participants in Enfield Federal’s ESOP and 401(k) Plan

If you participate in the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Enfield Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you will receive a vote authorization form for each plan that reflects all shares that you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of New England Bancshares common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of New England Bancshares common stock held in the New England Bancshares, Inc. Stock Fund credited to your account. The trustee will vote all shares of New England Bancshares common stock for which no directions are given or for which timely instructions were not received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan’s trustee is November 4, 2003.

Proposal No. 1: The Issuance of Additional Shares

of Our Common Stock Pursuant to the Merger

The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger. All information contained in this proxy statement with respect to Windsor Locks Community Bank has been supplied by Windsor Locks Community Bank for inclusion herein and has not been independently verified by us.

The parties to the Merger

New England Bancshares, Inc.

Enfield Federal Savings and Loan Association

Enfield Mutual Holding Company

New England Bancshares became the federally chartered stock holding company for Enfield Federal in connection with the conversion of Enfield Federal from the mutual to stock form and the reorganization of Enfield Federal into a mutual holding company structure on June 4, 2002. In connection with the reorganization, Enfield Mutual Holding Company was organized and became the majority holder of New England Bancshares’ outstanding common stock. As federally-chartered savings and loan holding companies, New England Bancshares and Enfield Mutual Holding Company are regulated by the Office of Thrift Supervision. Since their formation, New England Bancshares’ and Enfield Mutual Holding Company’s principal activities have been to direct and coordinate the business of Enfield Federal. At June 30, 2003, we had total assets of $164.8 million, total deposits of $130.8 million and total stockholders’ equity of $23.4 million.

Enfield Federal, a federally chartered stock savings and loan association located in Enfield, Connecticut, was chartered in 1916. Enfield Federal is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Enfield Federal operates through six banking centers in Enfield, Manchester, Suffield, and Windsor Locks, Connecticut.

Windsor Locks Community Bank, FSL

Windsor Locks Community Bank, a federally chartered mutual savings and loan association headquartered in Windsor Locks, Connecticut, was chartered in 1913 under Connecticut law as Windsor Locks Building & Loan Association. Windsor Locks Community Bank converted to a federal savings association charter in April 2002. Windsor Locks Community Bank is regulated by the Office of Thrift

Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. At June 30, 2003, Windsor Locks Community Bank had total assets of $37.3 million, total deposits of $34.6 million and capital of $2.3 million. Windsor Locks Community Bank operates through two full-service banking offices located in Windsor Locks and Broad Brook, Connecticut.

Form of the Merger

The merger agreement provides for the merger of Windsor Locks Community Bank with and into Enfield Federal. Enfield Federal will be the surviving institution of the merger. The merger agreement provides that we may change the structure utilized to combine with Windsor Locks Community Bank, provided that any change cannot jeopardize receipt of any required regulatory approval in such a manner as to delay the consummation of the merger beyond December 31, 2003, adversely affect the rights of the depositors or members of Windsor Locks Community Bank or change the benefits or other arrangements that the merger agreement provides will be made to or on behalf of Windsor Locks Community Bank’s directors, officers and employees.

We Will Issue Additional Shares to Enfield Mutual Holding Company

Enfield Mutual Holding Company currently owns 54.0% of our outstanding common stock. As part of the merger, we will issue additional shares of our common stock to Enfield Mutual Holding Company in an amount equal to the value of Windsor Locks Community Bank as determined by an independent appraisal. Windsor Locks Community Bank’s independent appraiser, RP Financial, LC., has determined that the value of Windsor Locks Community Bank was $3.35 million as of July 25, 2003. FinPro, Inc., our financial advisor, reviewed RP Financial’s appraisal and determined that the appraised value in RP Financial’s appraisal is fair to our stockholders and members.

At the effective time of the merger, we will issue such shares to Enfield Mutual Holding Company to preserve the interests of the Windsor Locks Community Bank members that are being transferred to Enfield Mutual Holding Company in the merger. The issuance of these shares to Enfield Mutual Holding Company will increase its ownership interest in New England Bancshares relative to that of other stockholders. Windsor Locks Community Bank’s members will become members of Enfield Mutual Holding Company after the merger and will have a pro rata interest in Enfield Mutual Holding Company’s larger interest in New England Bancshares. After the merger, each member of Windsor Locks Community Bank who continues to be a depositor of Enfield Federal, will have a membership interest in Enfield Mutual Holding Company, including liquidation rights based on the relative size of the members’ deposit accounts to the deposit accounts of other members of Enfield Mutual Holding Company.

To determine the amount of shares to be issued to Enfield Mutual Holding Company, RP Financial will divide the amount of its updated appraisal by the average of the closing bid price of our common stock over the 15 trading days that end on the fifth day before the effective date of the merger.

Windsor Locks Community Bank’s Deposit Accounts and Loans After the Merger

All deposit accounts in Windsor Locks Community Bank will continue to be insured up to the applicable limits by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the merger. In addition to a deposit account in Enfield Federal, each depositor of Windsor Locks Community Bank who continues to be a depositor of Enfield Federal after the merger, will have a pro rata ownership interest in the equity of Enfield Mutual Holding Company. The ownership interest may only be realized if Enfield Mutual Holding Company is liquidated. The ownership interest is based on the amount of a depositor’s account relative to the deposit accounts of other members, and has no tangible market value separate from the deposit account. Accordingly, if a depositor reduces or closes an account, the depositor’s ownership interest in the equity of Enfield Mutual Holding Company will be reduced or eliminated.

All loans of Windsor Locks Community Bank will retain the same status that they had prior to the merger. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the merger.

Windsor Locks Community Bank’s Members Will Become Members of Enfield Mutual Holding Company

As a federally-chartered mutual holding company, Enfield Mutual Holding Company does not have authorized capital stock and, thus, has no stockholders. The merger will result in the depositors of Windsor Locks Community Bank becoming depositors of Enfield Federal and, therefore, members of Enfield Mutual Holding Company as long as they continue to maintain a deposit account with Enfield Federal. Such members will be entitled to vote on all questions requiring action by the members of Enfield Mutual Holding Company including, without limitation, the election of directors of Enfield Mutual Holding Company.

Windsor Locks Community Bank’s Members Will Have Subscription Rights if a Second-Step Conversion Occurs

In the future, Enfield Mutual Holding Company may convert from the mutual to capital stock form, in a transaction commonly known as a “second-step” conversion. Under current Office of Thrift Supervision regulations, a second-step conversion requires the approval of a majority of the shares of our common stock, other than shares owned by Enfield Mutual Holding Company and a majority of the total votes eligible to be cast by Enfield Mutual Holding Company. In a second-step conversion, members of Enfield Mutual Holding Company at such time would have subscription rights to purchase shares of the converted Enfield Mutual Holding Company on a priority basis. Our stockholders would be entitled to exchange their shares of common stock for shares of the converted Enfield Mutual Holding Company. It is expected that our public stockholders would own the same percentage of the resulting entity as they owned immediately prior to the second-step conversion. Our board of directors has no current plan to undertake a “second-step conversion” transaction.

Material Federal Income Tax Consequences of the Merger

This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document.

Based upon facts and representations and assumptions regarding factual matters that were provided by New England Bancshares and by Windsor Locks Community Bank, Muldoon Murphy & Faucette LLP has opined with respect to the material federal income tax consequences of the merger that: (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (2) New England Bancshares and Windsor Locks Community Bank will each be a party to that reorganization within the meaning of Section 368(b) of the

Internal Revenue Code; and (3) as your shares of New England Bancshares common stock will remain unchanged, you should not recognize any gain or loss for federal income tax purposes upon the completion of the merger or the issuance of additional shares of our common stock to Enfield Mutual Holding Company. Neither New England Bancshares nor Windsor Locks Community Bank has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to New England Bancshares’ stockholders or Windsor Locks Community Bank’s members of the transactions discussed in this proxy statement.

Recommendation of Our Board; Our Reasons for the Merger and Issuance of the Shares

Our board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” the approval of the issuance of additional shares of our common stock in connection with the merger.

Our board of directors has determined that the issuance of additional shares in connection with the merger is fair to, and in the best interests of, New England Bancshares and New England Bancshares’ stockholders. In approving the merger agreement and the share issuance, the board of directors consulted with legal counsel regarding its legal duties and the terms of the merger agreement. In arriving at its determination, the board of directors also considered a number of factors, including the following:

•	No Consideration Being Paid to Windsor Locks Community Bank’s Members. Pursuant to the merger agreement, we are required to issue to Enfield Mutual Holding Company a number of shares equal to the appraised value of Windsor Locks Community Bank; however, we will not be required to pay any consideration directly to any affiliated party, including Windsor Locks Community Bank’s members, in the merger.

•	Due Diligence Review. Information concerning the businesses, earnings, operations, financial condition and prospects of New England Bancshares and Windsor Locks Community Bank, both individually and as combined. Our board took into account the results of our due diligence review of Windsor Locks Community Bank.

•	Complementary Markets. The complementary nature of the businesses and market areas of Enfield Federal and Windsor Locks Community Bank.

•	Greater Resources. The size of the combined company, which would permit us to pursue other acquisitions.

•	Continuity of Management. That our management team immediately before the merger will remain intact following the merger, and that our board of directors will be increased to accommodate the addition of the current Chairman of the Windsor Locks Community Bank board of directors.

•	Fairness Opinion. The opinion rendered by FinPro, as our financial advisor, that the merger and the issuance of shares of our common stock to Enfield Mutual Holding Company are fair, from a financial point of view, to our stockholders.

•	Cost Savings. The opportunities for decreasing operating expenses for the combined company, including savings of approximately $150,000 annually after the first year in connection with the consolidation of the Windsor Locks Community Bank office at 20-I Main Street with the Enfield Federal office at 20 Main Street in Windsor Locks.

•	Current Environment. The current and prospective economic, competitive and regulatory environment facing New England Bancshares, Enfield Federal, Windsor Locks Community Bank and the financial services industry.

•	Termination Fee. The $125,000 termination fee to which we would be entitled under certain circumstances.

•	Reimbursement of Expenses. That we might be required to reimburse Windsor Locks Community Bank its reasonable expenses up to $90,000 if the merger agreement is terminated under certain circumstances.

•	More Competitive. The board of directors’ assessment that we would be better able to serve the convenience and needs of its customers and communities by becoming a larger institution better suited for competing against regional financial institutions in its market area.

•	Accretive to Earnings. That, based on historical earnings for the year ended June 30, 2003, the merger is expected to be accretive to earnings by $0.05 per share in the first year after the merger and the belief that the business and financial advantages contemplated in connection with the merger will likely be achieved within a reasonable time frame.

•	Likelihood of Consummation. That Windsor Locks Community Bank had thoroughly reviewed its strategic planning options and the likelihood that the proposed merger would receive the required approvals, and the anticipated impact of the foregoing on the successful consummation of the transaction.

•	Intended to Receive Tax-Free Treatment. That the merger is intended to be tax-free for U.S. federal income tax purposes for our stockholders and Windsor Locks Community Bank members.

•	Windsor Locks Community Bank’s CRA Rating. The “satisfactory” Community Reinvestment Act rating at the most recent examination of Windsor Locks Community Bank.

The discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve and recommend the issuance of additional shares to Enfield Mutual Holding Company, our board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

The Independent Appraisal

We are issuing additional shares to Enfield Mutual Holding Company to ensure that the value of Windsor Locks Community Bank is transferred to the mutual interest in New England Bancshares. The number of shares to be issued is based on the pro forma market value of Windsor Locks Community Bank, as determined by RP Financial, and the market price per share of our common stock. RP Financial utilized the market value approach to valuation, prepared in accordance with the written valuation guidelines of the Office of Thrift Supervision, applicable regulatory interpretations thereof and verbal guidance provided by the Office of Thrift Supervision staff regarding appropriate valuation methodologies for this type of transaction. Windsor Locks Community Bank retained RP Financial to prepare the independent valuation. RP Financial received a fee of $15,000 for the initial valuation, a $2,500 fee for the updated valuation, and was reimbursed for expenses incurred in preparing the independent appraisal. Windsor Locks Community Bank has agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial’s liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial in reliance upon audited financial information of Windsor Locks Community Bank, unaudited internal financial statements, and the information contained in the proxy materials. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Windsor Locks Community Bank and the economic and demographic conditions in Windsor Locks Community Bank’s existing market area;

•	Windsor Locks Community Bank’s historical financial and related operating information;

•	a comparative evaluation of the operating and financial statistics of Windsor Locks Community Bank with those of other publicly traded subsidiaries of mutual holding companies;

•	the aggregate amount of the pro forma market valuation;

•	the impact of the merger transaction on Windsor Locks Community Bank’s equity and earnings potential;

•	the trading market for securities of other publicly traded subsidiaries of mutual holding companies;

•	the pro forma effect of the merger on both Windsor Locks Community Bank and New England Bancshares, including the issuance of new shares of New England Bancshares to Enfield Mutual Holding Company, the treatment of the merger using purchase accounting methods and the resulting balance of intangible assets that will be created; and

•	the pro forma effect of the valuation on our public stockholders, including the potential dilution in ownership interests and the impact on earnings per share and tangible book value per share of the merger.

In applying the accepted valuation methodology set forth under the Office of Thrift Supervision valuation guidelines, RP Financial considered (1) the price-to earnings ratio, (2) the price-to-book value ratio and (3) the price-to-assets ratio. In determining the pro forma fair market value of Windsor Locks Community Bank, it was assumed that:

•	proceeds of $3.35 million were raised from the sale of common stock in a public offering;

•	offering expenses were 8% of the proceeds;

•	net proceeds had been invested at 4.12%; and

•	a tax rate of 37.6% was applied to earnings on the net proceeds.

RP Financial also assumed that stock benefit plans, in the form typically implemented in a mutual-to-stock conversion, had been implemented, including the purchase of 8% of the common stock by the employee stock ownership plan, which was amortized on a straight-line basis over ten years, and the purchase of 4% of the common stock by a recognition and retention plan, which was amortized on a straight-line basis over five years.

The following table presents a summary of selected pricing ratios for the peer group companies used in RP Financial’s valuation analysis, each of whom is in the mutual holding company form of organization and either listed on a national exchange or the Nasdaq Stock Market. In determining the following pricing ratios for the peer group companies, it was assumed that each entity was “fully-converted,” meaning that each entity had sold all of the shares currently held by its mutual holding company in a second-step transaction.

Additionally, the following table provides Windsor Locks Community Bank’s pro forma pricing ratios for earnings, book value and assets based on its fully-converted value of $3.35 million. The Windsor Locks Community Bank pro forma pricing ratios were calculated based on the assumption that Windsor Locks Community Bank sold $3.35 million of stock in a public offering. The net proceeds were assumed to be reinvested in interest-earning assets and added to Windsor Locks Community Bank’s capital and assets. Accordingly, the pricing ratios show the value of Windsor Locks Community Bank assuming that it was to continue its operations as a fully-converted company rather than be acquired by us.

Compared to the average fully-converted pricing ratios of the peer group, Windsor Locks Community Bank’s pro forma fully-converted pricing ratios indicated a 39.9% discount on price-to-earnings basis, a discount of 25.4% on a price-to-book value basis and a discount of 60.1% percent on a price-to-assets basis.

	Fully Converted Equivalent Pro Forma Price-To- Earnings Multiple		Fully Converted Equivalent Pro Forma Price-To-Book Value Ratio	Fully Converted Equivalent Pro Forma Price-To-Assets Ratio
Windsor Locks Community Bank (1)	15.41	x	69.50%	8.39%
Averages of valuation of peer group companies as of July 25, 2003	25.63	x	93.19%	21.04%

(1)	The per share price of Windsor Locks Community Bank used in these calculations was $15.31, which was the average closing price of the shares of our common stock on the fifteen trading days ending on July 25, 2003. This method of valuing the shares was dictated by the merger agreement between the parties.

On the basis of the foregoing, RP Financial advised Windsor Locks Community Bank that as of July 25, 2003, the estimated pro forma market value of the common stock of Windsor Locks Community Bank was $3.35 million. Based on the average closing price of our common stock of $17.06 per share for the fifteen trading days ended September 26, 2003, this valuation equates to the issuance of 196,366 shares of our common stock to Enfield Mutual Holding Company.

The board of Windsor Locks Community Bank reviewed the independent valuation and, in particular, considered: (1) Windsor Locks Community Bank’s financial condition and results of operations for the twelve months ended December 31, 2002; (2) financial comparisons in relation to other financial institutions, including other publicly traded subsidiaries of mutual holding companies; and (3) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated pro forma market value may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in Windsor Locks Community Bank’s financial condition or market conditions generally.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares. RP Financial did not independently verify the financial statements and other information provided by Windsor Locks Community Bank and us, nor did RP Financial value independently the assets or liabilities of the banks. The independent valuation considers Windsor Locks Community Bank as a going concern. The independent valuation therefore should not be considered as an indication of liquidation value. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time.

If the average trading price of our common stock as determined pursuant to the merger agreement is different from the figures reflected in the July 25, 2003 valuation, then the number of shares issued to Enfield Mutual Holding Company will change.

Copies of the appraisal report and valuation update of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office.

Opinion of Our Financial Advisor

We retained FinPro, a financial advisory and appraisal firm, on the basis of its experience, to provide us a written opinion as to the fairness, from a financial point of view, of the merger and the issuance of our common stock to Enfield Mutual Holding Company as set forth in the merger agreement. We placed no limitations on FinPro with respect to the investigation made, or procedures followed by, FinPro in rendering its opinion.

FinPro has been in the business of financial consulting for the bank and thrift industries for sixteen years and its services include the appraisal and valuation of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the bank and thrift market and financial organizations operating in that market. FinPro also reviewed the negotiated terms of the merger agreement.

On January 16, 2003, in connection with its consideration of the merger agreement, FinPro issued an oral opinion to the Board of Directors of New England Bancshares that the merger and the issuance of

182,887 additional shares of New England Bancshares common stock to Enfield Mutual Holding Company, based on a $2.8 million appraisal value by RP Financial, was fair, from a financial point of view, to New England Bancshares stockholders. Subsequently, the appraised value/consideration value was increased to $3.35 million by Windsor Locks Community Bank’s independent appraiser. FinPro has prepared an updated opinion letter to reflect the updated appraised value/consideration value. A copy of the written opinion is attached as Appendix B to this proxy statement and should be read in its entirety by New England Bancshares stockholders. FinPro’s written opinion does not constitute an endorsement of the merger or a recommendation to any stockholder as to how such stockholder should vote at the special meeting.

FinPro considered a number of factors in rendering its opinion. In determining the fairness of the transaction, FinPro reviewed: (i) the merger agreement and the exhibits thereto; (ii) changes in the market for bank and thrift stocks; (iii) the performance of New England Bancshares common stock; (iv) trends and changes in the financial condition of New England Bancshares and Windsor Locks Community Bank; (v) quarterly reports on Form 10-QSB of New England Bancshares; (vi) quarterly regulatory reports of Windsor Locks Community Bank; (vii) RP Financial’s appraisal report dated as of March 21, 2003 and updated as of July 25, 2003; (viii) the most recent audit letter to Windsor Locks Community Bank; and (ix) other market data, studies and analyses that were considered appropriate.

In addition, FinPro discussed with the management of New England Bancshares and Windsor Locks Community Bank their operating performance and future prospects, primarily with respect to the current level of earnings and future expected operating results, giving weight to FinPro’s assessment of the future of the thrift industry and each institution’s performance within the industry.

In preparing the financial analysis for its updated fairness opinion, FinPro assumed that 196,366 shares of New England Bancshares stock would be issued to Enfield Mutual Holding Company. The number of shares was determined by dividing the $3.35 million appraised value, determined by RP Financial, by New England Bancshares’ average closing price of $17.06 per share for the fifteen-day trading period ending September 26, 2003. FinPro noted that the New England Bancshares common stock to be issued to Enfield Mutual Holding Company will be completely illiquid unless New England Bancshares undertakes a second-step conversion from the mutual to stock form.

In rendering its opinion, FinPro conducted a variety of standard valuation techniques (as discussed below) including, but not limited to, comparable acquisition multiples, the pro forma effect on the earnings and operations of New England Bancshares, the contribution analysis and the net present value of earnings and terminal value based on certain assumptions of projected growth, earnings and merger multiples. The following is a summary of the material analyses performed by FinPro. The summary includes information presented in tabular format. To fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. FinPro believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all of such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.

Market Value

Market value is generally defined as the price, established on an “arms-length” basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative illiquidity of the specific market for the stock of the thrift institution being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” market value for a small thrift with an illiquid trading market for its stock is normally determined by comparison to the median price-to-earnings, price-to-equity and dividend yield of local or regional publicly-traded thrift institutions, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a thrift is determined by the previous sales of thrifts.

FinPro maintains substantial files concerning the prices paid for thrift institutions nationwide. The database includes transactions involving Connecticut thrift institutions and thrift institutions in the Northeast region of the United States over the last five years. The database provides comparable pricing and financial performance data for thrift institutions sold or acquired. Organized by different peer groups, the data presents averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the appraised value of Windsor Locks Community Bank, FinPro has considered the market approach and has evaluated price-to-earnings, price- to-equity, price-to-tangible equity and franchise premium to core deposits for a defined comparable group.

Select Acquisition Multiples. In its analysis of recent acquisition multiples in relationship to the proposed transaction, FinPro placed a heavy reliance on the “Comparable Group” multiples. The “Comparable Group” consisted of all fully-converted thrift institutions that announced sales between January 1, 2002 and July 28, 2003 with a deal value less than $20 million, where the target institution had a return on average equity greater than 5.00%. The following table illustrates the maximum, minimum and median multiples of the “Comparable Group,” the 2003 year-to-date (“YTD”) national thrift acquisition multiples, the 2003 YTD similar size thrift merger multiples and the multiples in this transaction.

Unlike the analysis performed by RP Financial, the Windsor Locks Community Bank acquisition multiples do not assume that Windsor Locks Community Bank sold any shares in a public offering and reinvested those proceeds nor do the acquisition multiples assume that Windsor Locks Community Bank will continue its operations. Instead, the acquisition multiples illustrate the value of the stock that is attributable to Windsor Locks Community Bank in connection with this acquisition compared to its existing historical Windsor Locks Community Bank data. Accordingly, the acquisition multiples utilize $3.35 million, the appraised value of Windsor Locks Community Bank as determined by RP Financial, as compared to certain of Windsor Locks Community Bank’s historical balance sheet and income statement information at and for the twelve months ended June 30, 2003.

	Price-to- Book	Price-to- Tangible Book	Price-to- LTM Earnings		Franchise Premium to Core Deposits
All Thrift Acquisition 2003 YTD	176.28%	187.77%	19.62	x	10.65%
Thrift Acquisition <$10M 2003 YTD	136.73	136.73	NM		5.85

Comparable Group Maximum	179.17	209.46	24.58	x	9.74
Comparable Group Minimum	100.68	100.68	10.46	x	0.17
Comparable Group Average	136.07	139.43	17.12	x	6.20
Comparable Group Median	130.41	130.41	18.32	x	6.56

Windsor Locks Community Bank Acquisition Multiples	144.09	144.09	20.94	x	3.49

Source:	SNL Securities, FinPro Calculations

The financial performance characteristics of the selected thrift organizations vary, sometimes substantially, from those of Windsor Locks Community Bank. As such, this analysis is not a simple mathematical formula, but rather a series of considerations and judgments, regarding the financial performance and value of each of the companies.

Pro Forma Impact of the Acquisition on New England Bancshares

FinPro considered the pro forma impact of the merger on New England Bancshares’ fundamental and per share information.

Data is at or for the twelve months ended June 30, 2003	New England Bancshares	Windsor Locks Community Bank	Pro Forma (1)(2)	Change to New England Bancshares per share data
	(Dollars in thousands, except per share data)
Equity	$23,434	$2,325	$27,067
Tangible Equity	$23,434	$2,325	$25,664
Net Income	$611	$160	$774
Shares for Book Value	2,086,296	NA	2,282,662
Shares for Earnings	2,030,730	NA	2,227,096

Book Value Per Share	$11.23	NA	$11.86	$0.63
Tangible Book Value Per Share	$11.23	NA	$11.24	$0.01
Earnings Per Share	$0.30	NA	$0.35	$0.05

(1)	Pro forma adjustments are based upon the unaudited pro forma data beginning on page 37.
(2)	The pro forma net income does not include any cost savings. FinPro believes, based on conversations with New England Bancshares’ management, that during the first year there will not be material cost savings. After the first year, it is expected that the cost savings will approximate industry levels, which are expected to approximate $150,000 annually.

Contribution Analysis

FinPro considered the pro forma resulting ownership relative to each company’s contribution to the resulting entity, excluding synergistic benefits, transaction expenses and accounting adjustments.

Data is at or for the twelve months ended June 30, 2003	New England Bancshares	Windsor Locks Community Bank	Combined (1)
	(Dollars in thousands)
Assets	$164,807	$37,327	$202,134
Asset Contribution	81.53%	18.47%	100.00%
Loans	$94,179	$16,169	$110,348
Loan Contribution	85.35%	14.65%	100.00%
Deposits	$130,761	$34,576	$165,337
Deposit Contribution	79.09%	20.91%	100.00%
Equity	$23,434	$2,325	$25,759
Equity Contribution	90.97%	9.03%	100.00%
Net Income	$611	$160	$771
Net Income Contribution	79.25%	20.75%	100.00%

Resulting Shares	2,086,296	196,366	2,282,662
Resulting Ownership	91.40%	8.60%	100.00%

(1)	The combination in this table excludes pro forma accounting adjustments. This column is simply the sum of the information for each company.

Investment Value

The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise’ s future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a thrift to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value method, which was analyzed in connection with this transaction, was the net present value of earnings and terminal value, which is discussed below.

Net Present Value of Earnings and Terminal Value. The investment of earnings value of any banking institution’s stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro calculated a net present value of earnings and terminal value through December 2007 under a number of scenarios. The annual earnings growth rates for years 2003 to 2007 ranged from 5.00% to 12.00%. The terminal value was approximated using acquisition price to earnings multiples ranging from 15x to 22x. Discount rates between 8.00% and 14.00% were utilized. Based on these assumptions, FinPro’s calculation of the net present value of the earnings stream and terminal value ranged from $2.6 million to $6.0 million, with a base case scenario of

$4.6 million, as compared to FinPro’s $5.7 million base case scenario as of its January 16, 2003 analysis. FinPro’s computations were based on an analysis of the thrift industry and Windsor Locks Community Bank’s performance within the industry.

Conclusion

When the different factors and analysis are subjectively weighed, using the advisor’s experience and judgment, FinPro opined that the proposed merger and issuance of shares of New England Bancshares common stock to Enfield Mutual Holding Company are fair, from a financial point of view, to the holders of New England Bancshares common stock.

In rendering its opinion, FinPro did not independently verify the asset quality and financial condition of Windsor Locks Community Bank, but instead relied upon the data provided by or on behalf of Windsor Locks Community Bank as true and accurate in all material respects.

Pursuant to an agreement dated September 10, 2002 (the “FinPro Engagement Letter”), FinPro will receive from New England Bancshares a fee of $25,000, plus reimbursement of reasonable travel and other out-of-pocket expenses, for rendering the fairness opinion and for its financial advisory assistance. A portion of FinPro’s fee is contingent on the completion of the proposed merger. In addition, New England Bancshares has agreed to indemnify FinPro against certain liabilities, including liabilities under the federal securities laws. Prior to execution of the FinPro Engagement Letter, FinPro provided New England Bancshares with consulting and appraisal services. The revenues derived from these services are insignificant when compared to the firm’s total gross revenues.

Certain of Our Obligations in Connection with the Merger

In the merger agreement, we agreed to take certain actions with regard to Windsor Locks Community Bank’s directors and officers.

Assume the Change in Control Agreements with Frederick J. Stroiney and Other Officers. Frederick J. Stroiney, President and Chief Executive Officer of Windsor Locks Community Bank, and two other officers of Windsor Locks Community Bank currently have change in control agreements with Windsor Locks Community Bank. These agreements provide each person with severance payments and continuation of certain employee benefits if they are terminated or if they resign after specified circumstances that would constitute constructive termination following a change in control of Windsor Locks Community Bank. The merger with us will constitute a change in control of Windsor Locks Community Bank. As a result, if Mr. Stroiney is terminated or resigns after specified circumstances that would constitute constructive termination before June 30, 2004 or if either of the other officers is terminated or resigns after specified circumstances that would constitute constructive termination within one year of the consummation of the merger, they would be entitled to severance payments. The severance payment to Mr. Stroiney would be approximately $90,000. It is currently expected that Mr. Stroiney and the other two officers will continue their employment with us following the merger and that these severance payments will not be required.

Appoint Windsor Locks Community Bank Board Member to New England Bancshares’ Board of Directors. Upon completion of the merger, New England Bancshares will appoint William C. Leary, the current Chairman of the Windsor Locks Community Bank board of directors, to the New England Bancshares board of directors. Mr. Leary will be appointed to the class of directors whose term expires in 2005. In accordance with the New England Bancshares Bylaws, Mr. Leary will be required to stand for election by the New England Bancshares stockholders at the 2004 annual meeting. Following the closing of the merger, Mr. Leary will be entitled to receive the same board and committee fees paid to other non-employee New England Bancshares directors.

Appoint Windsor Locks Community Bank Board Members to Enfield Federal’s Board of Directors. Upon completion of the merger, Enfield Federal will appoint each current member of the Windsor Locks Community Bank board of directors to the Enfield Federal board of directors. The Windsor Locks Community Bank board members will be appointed equally among the three classes of directors, as determined by Enfield Federal, so that the Enfield Federal board remains classified in three different classes as nearly equal in number as possible. Following the closing of the merger, the former Windsor Locks Community Bank directors will be entitled to receive the same board and committee fees paid to other non-employee directors of Enfield Federal.

Appoint Two Members of Windsor Locks Community Bank Board to Enfield Mutual Holding Company’s Board of Directors. Upon completion of the merger, Enfield Mutual Holding Company will appoint Mr. Leary and Cynthia M. Nemeth, each current members of the Windsor Locks Community Bank board of directors, to the Enfield Mutual Holding Company board of directors. Following the closing of the merger, the former Windsor Locks Community Bank directors will be entitled to receive the same board and committee fees, if any, paid to other non-employee directors of Enfield Mutual Holding Company.

Offer Employment to Frederick J. Stroiney. Enfield Federal has agreed that on the closing date of the merger, it will offer Mr. Stroiney employment as the President of Enfield Federal. Mr. Stroiney’s compensation as President of Enfield Federal will be same as it was at Windsor Locks Community Bank. Enfield Federal’s current President and Chief Executive Officer, David J. O’Connor, will remain the Chief Executive Officer of Enfield Federal and will also remain the President and Chief Executive Officer of New England Bancshares.

Indemnify Windsor Locks Community Bank Directors and Officers Against Claims. For a period of five years, we have agreed to indemnify and hold harmless each present and former director and officer of Windsor Locks Community Bank from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under federal law and Windsor Locks Community Bank’s charter and bylaws. We will advance any related costs to each of these persons as they are incurred. We also will also maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Windsor Locks Community Bank’s directors and officers for six years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Approvals Needed to Complete the Merger

In addition to the requisite approvals of our stockholders and the Windsor Locks Community Bank members, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Office of Thrift Supervision. In reviewing applications, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions and the convenience and needs of the communities to be served. In addition, the Office of Thrift Supervision may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

Under the Community Reinvestment Act of 1977, the Office of Thrift Supervision must take into account the record of performance of Enfield Federal and Windsor Locks Community Bank in meeting the credit needs of the entire community served by each institution, including low- and moderate-income neighborhoods. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Enfield Federal and Windsor Locks Community Bank each received a “satisfactory” rating in their last respective Community Reinvestment Act examinations.

In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. While we believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger. If such proceeding is instituted or challenge is made, we cannot ensure a favorable result.

The Office of Thrift Supervision approved the transaction on August 20, 2003, subject to the satisfaction of certain conditions. The approval of any application merely implies the satisfaction of regulatory criteria for approval. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger or the share issuance.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting. Under this method of accounting, Enfield Federal and Windsor Locks Community Bank will be treated as one company as of the date of the merger, and we will record the fair value of Windsor Locks Community Bank’s assets (including intangible assets which arise from either contractual or other legal rights) and liabilities on its consolidated financial statements. Acquisition costs in excess of the fair value of the net assets acquired will be recorded as goodwill. Goodwill will not be amortized for financial accounting purposes, but instead will be tested for impairment annually. To the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. However, core deposit and other intangibles recorded by us in connection with the merger will be amortized to expense over their estimated useful lives. Windsor Locks Community Bank’s results of operations will be included in our income statement after completion of the merger.

Completion of the Merger

The closing of the merger will take place on a date designated by us within 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless New England Bancshares and Windsor Locks Community Bank agree to a later date. See “—Conditions to Completing the Merger.” On the closing date, Enfield Federal will file articles of combination with the Office of Thrift Supervision to effect the merger. The merger will become effective at the time stated in the articles of combination.

We currently expect to complete the merger in the fourth calendar quarter of 2003. However, neither New England Bancshares nor Windsor Locks Community Bank can guarantee when or if the conditions precedent to consummation of the merger will be satisfied.

Conditions to Completing the Merger

The respective obligations of New England Bancshares and Windsor Locks Community Bank to effect the merger are subject to the satisfaction or waiver of the conditions specified in the merger agreement, including:

•	approval of the merger agreement by our stockholders and Windsor Locks Community Bank’s members;

•	each party fulfilling their obligations under the merger agreement;

•	the continued accuracy of their representations and warranties;

•	obtaining regulatory approval from the Office of Thrift Supervision and that such approval does not contain a condition or requirement that would so materially affect the economic benefits of the merger that, had the condition been known, we would not have entered into the merger agreement;

•	the absence of any order, decree, or injunction of a court or agency of competent jurisdiction that would prevent the completion of the merger;

•	receiving officers’ certificates from each other that confirm that each party’s representations and warranties are materially true and that the party has performed in all material respects all of its obligations under the merger agreement; and

•	obtaining all necessary third party consents to the merger.

Our obligation to close is also contingent on the absence of any event or occurrence that would have or will reasonably result in any material adverse effect on Windsor Locks Community Bank.

We cannot guarantee that all of these conditions will be satisfied or waived.

Representations and Warranties

Each party has made certain customary representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must generally remain accurate in all material respects through the completion of the merger. A party can terminate the merger agreement if the other party’s representations and warranties are not true and correct and have a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find detailed information concerning these representations and warranties in Article III of the merger agreement located in Appendix A.

Cooperation and Conduct of Business; Agreement Not to Solicit Other Proposals

Each party has agreed, between the signing of the merger agreement and the completion of the merger, to cooperate in completing the merger and to avoid taking any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to complete the merger. In addition, Windsor Locks Community Bank has agreed not to initiate, solicit, encourage or facilitate any acquisition proposal with a third party. An acquisition proposal means any proposal or offer with regard to:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving Windsor Locks Community Bank;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Windsor Locks Community Bank’s assets, in a single transaction or series of transactions; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement not to solicit other acquisition proposals, the Windsor Locks Community Bank board of directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that Windsor Locks Community Bank has entered into a confidentiality agreement with the third party and the board of directors determines in good faith:

•	after consultation with and based upon the advice of its legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law; and

•	after consulting with its legal counsel and its financial advisor, that such proposal would be more favorable to the Windsor Locks Community Bank members than the Enfield Federal merger, taking into consideration all legal, financial, regulatory and other aspects of the acquisition proposal and the entity making the proposal (i.e., a “superior proposal”).

If Windsor Locks Community Bank determines that such unsolicited acquisition proposal is a superior proposal, Windsor Locks Community Bank will have the right to terminate the merger agreement. However, before terminating the merger agreement, Windsor Locks Community Bank must first provide us with three business days to match or exceed the terms of the superior proposal.

Waiver and Amendment

Any provision in the agreement may be modified at any time by a written agreement between the parties. Additionally, any provision may be waived by the party benefitting from such provision.

Terminating the Merger Agreement

New England Bancshares and Windsor Locks Community Bank can agree at any time not to complete the merger, even if our stockholders and Windsor Locks Community Bank’s members have approved it. Also, either New England Bancshares or Windsor Locks Community Bank can decide, without the consent of the other, to terminate the merger agreement:

•	if the merger is not completed by December 31, 2003, unless the failure to complete the merger by that time is due to the failure of the party seeking to terminate the agreement to perform or observe its obligations set forth in the merger agreement;

•	if any required stockholder or member approval is not obtained (provided that the party seeking to terminate the merger agreement on this basis has complied with its obligations to seek the approval of its stockholders and/or members as required under the merger agreement);

•	if a required regulatory approval is denied or a governmental agency issues an order that precludes the consummation of the merger;

•	if the other party materially breaches a representation, warranty or covenant that cannot be cured within 30 days and the effect of such breach (1) has or is reasonably likely to have a material adverse effect on the breaching party, and (2) precludes the breaching party from satisfying, in all material respects, any of its obligations under the merger agreement;

•	by either party if the other party’s board of directors does not recommend, or withdraws its recommendation, to its stockholders or members, as applicable, that such stockholders or members approve the merger; and

•	by Windsor Locks Community Bank, if the Windsor Locks Community Bank board of directors authorizes Windsor Locks Community Bank to enter into an agreement that the board determines is a superior proposal to the merger agreement with Enfield Federal (as described above). Windsor Locks Community Bank must provide Enfield Federal within three business days to match or exceed such superior proposal.

Termination Fee and Reimbursement of Expenses

If the merger agreement is validly terminated by either party, we must reimburse Windsor Locks Community Bank its reasonable expenses incurred in connection with the merger, up to $90,000. However, we do not have to reimburse Windsor Locks Community Bank for its expenses if the merger agreement is terminated by us because Windsor Locks Community Bank materially breached a representation, warranty or covenant under the merger agreement or the merger agreement is terminated by either party because Windsor Lock Community Bank’s board authorizes it to enter into another merger agreement with a third party.

If we validly terminate the merger agreement due to Windsor Locks Community Bank’s material and willful or intentional breach of any of its representations, warranties or covenants, then Windsor Locks Community Bank must pay us a termination fee of $125,000. We would also be entitled to the $125,000 termination fee if the merger agreement is terminated because Windsor Locks Community Bank’s board authorizes it to enter into a merger agreement with a third party.

Pro Forma Financial Information

The following unaudited pro forma consolidated condensed combined balance sheet as of June 30, 2003 and unaudited pro forma consolidated condensed combined statement of operations for the three months ended June 30, 2003 and for the year ended March 31, 2003 give effect to the pending merger, accounted for as a purchase.

Because we have a March 31 fiscal year end and Windsor Locks Community Bank has a June 30 fiscal year end, Windsor Locks Community Bank’s historical information has been adjusted to correspond to our fiscal year end. For the year ended March 31, 2003, Windsor Locks Community Bank’s historical information was calculated by adding the results for the nine months ended March 31, 2003 and the results for the three months ended June 30, 2002.

The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of New England Bancshares and Windsor Locks Community Bank under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma consolidated condensed combined statement of operations for the three months ended June 30, 2003 give effect to the merger as if the merger had been consummated on April 1, 2003. The unaudited pro forma consolidated condensed combined statement of operations for the year ended March 31, 2003 give effect to the merger as if the merger had been consummated on April 1, 2002. The unaudited pro forma consolidated condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the historical consolidated financial statements of New England Bancshares and Windsor Locks Community Bank, including the respective notes to those statements. The pro forma information is intended for informational purposes only and is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

New England Bancshares, Inc.

and Windsor Locks Community Bank, FSL

Unaudited Pro Forma Consolidated Condensed

Combined Balance Sheet as of June 30, 2003

(In thousands)

	Historical
	New England Bancshares	Windsor Locks Community Bank	Pro Forma Adjustments		Pro Forma Combined
ASSETS:
Cash and cash equivalents	$17,763	$5,647	$—		$23,410
Securities	45,214	14,841	(106	)(B)	59,949
Loans, net	94,179	16,169	704	(B)	111,052
Accrued interest receivable	524	153	—		677
Premises and equipment, net	2,515	430	(50	)(B)	2,895
Core deposit intangible	—	—	481	(B)	481
Goodwill	—	—	922	(C)	922
Other assets	4,612	87	—		4,699

Total assets	$164,807	$37,327	$1,951		$204,085

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$130,761	$34,576	$307	(B)	$165,644
FHLB advances	7,843	—	—		7,843
Advance payments by borrowers for taxes and insurance	682	245	—		927
Unfunded pension liability	—	—	90	(B)	90
Deferred tax liability	—	—	246	(B)	246
Other liabilities	2,087	181	—		2,268

Total liabilities	141,373	35,002	643		177,018

Common stock	21	—	2	(F)	23
Additional paid-in capital	9,075	—	3,631	(E)(F)	12,706
Retained earnings	15,311	2,168	(2,168	)(E)	15,311
Unearned ESOP shares	(666)	—	—		(666)
Unearned shares, stock-based incentive plan	(515)	—	—		(515)
Accumulated other comprehensive income	208	157	(157	)(E)	208

Total stockholders’ equity	23,434	2,325	1,308		27,067

Total liabilities and stockholders’ equity	$164,807	$37,327	$1,951		$204,085

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

New England Bancshares, Inc.

and Windsor Locks Community Bank, FSL

Unaudited Pro Forma Consolidated Condensed

Combined Statement of Operations

For the Three Months Ended June 30, 2003

(In thousands)

	Historical
	New England Bancshares	Windsor Locks Community Bank	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$1,702	$285	$(18	)(D)	$1,969
Investment and mortgage-backed securities	340	152	5	(D)	497
Other	26	—	—		26

Total interest and dividend income	2,068	437	(13)		2,492

Interest expense:
Deposits and advanced payments by borrowers for taxes and insurance	653	140	(26	)(D)	767
Federal Home Loan Bank advances	80	—	—		80

Total interest expense	733	140	(26)		847

Net interest and dividend income	1,335	297	13		1,645
Provision for loan losses	60	—	—		60

Net interest and dividend income after provision for loan losses	1,275	297	13		1,585

Noninterest income:
Service charges on deposit accounts	58	20	—		78
Gain on sales of available-for-sale securities	37	—	—		37
Other income	50	2	—		52

Total noninterest income	145	22	—		167

Noninterest expense:
Compensation and benefits	656	141	—		797
Office occupancy and equipment	171	59	—		230
Advertising and promotion	24	9	—		33
Professional fees	86	3	—		89
Amortization of core deposit intangible	—	—	12	(D)	12
Other expense	280	38	—		318

Total noninterest expense	1,217	250	12		1,479

Income before income tax expense	203	69	1		273
Income tax expense	60	17	—		77

Net income	$143	$52	$1		$196

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

New England Bancshares, Inc.

and Windsor Locks Community Bank, FSL

Unaudited Pro Forma Consolidated Condensed

Combined Statement of Operations

For the Year Ended March 31, 2003

(In thousands)

	Historical
	New England Bancshares	Windsor Locks Community Bank	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$6,518	$1,263	$(70	)(D)	$7,711
Investment and mortgage-backed securities	1,714	817	21	(D)	2,552
Other	122	—	—		122

Total interest and dividend income	8,354	2,080	(49)		10,385

Interest expense:
Deposits and advanced payments by borrowers for taxes and insurance	3,055	723	(102	)(D)	3,676
Federal Home Loan Bank advances	291	—	—		291

Total interest expense	3,346	723	(102)		3,967

Net interest and dividend income	5,008	1,357	53		6,418
Provision for loan losses	240	—	—		240

Net interest and dividend income after provision for loan losses	4,768	1,357	53		6,178

Noninterest income:
Service charges on deposit accounts	221	62	—		283
Gain (loss) on sales of available-for-sale securities	78	(11)	—		67
Other income	172	25	—		197

Total noninterest income	471	76	—		547

Noninterest expense:
Compensation and benefits	2,354	564	—		2,918
Office occupancy and equipment	590	159	(50	)(D)	699
Advertising and promotion	162	54	—		216
Professional fees	239	37	—		276
Amortization of core deposit intangible	—	—	48	(D)	48
Other expense	880	304	—		1,184

Total noninterest expense	4,225	1,118	(2)		5,341

Income before income tax expense	1,014	315	55		1,384
Income tax expense	306	133	21	(D)	460

Net income	$708	$182	$34		$924

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Consolidated Condensed

Combined Financial Statements

A.	Basis of Presentation

The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position or results of operation that would have resulted had the merger been consummated as of or for the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed in the fourth quarter of calendar year 2003.

The unaudited pro forma consolidated financial information reflects the application of the purchase method of accounting. Under this method, the assets and liabilities of Windsor Locks Community Bank will be recorded at their estimated fair values at the effective time. As described in the accompanying notes, the estimated fair values of the assets and liabilities of Windsor Locks Community Bank have been combined with the historical carrying amounts of the assets and liabilities of New England Bancshares and subsidiaries. However, changes to pro forma adjustments reflected herein are expected as valuations of assets and liabilities are completed and additional information becomes available. Accordingly, the final combined amounts will differ from the pro forma combined amounts presented herein.

The unaudited pro forma consolidated condensed combined statement of operations for the three months ended June 30, 2003 give effect to the merger as if the merger had been consummated on April 1, 2003. The unaudited pro forma consolidated condensed combined statements of operations for the year ended March 31, 2003 give effect to the merger as if the merger occurred on April 1, 2002. The unaudited pro forma consolidated condensed combined balance sheet assumes the merger was consummated on June 30, 2003. Certain reclassifications have been included in the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined statements of operations to conform the presentation.

Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized as follows:

Estimated fair values for the assets and liabilities of Windsor Locks Community Bank were obtained as follows:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Investment and Mortgage-Backed Securities. Fair values for securities are based on quoted market prices.

Stock in Federal Home Loan Bank and Other Restricted Equity Securities. No ready market exists for these stocks and they have no quoted market value; however, redemption of these stocks has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. The allowance for loan losses as recorded is deemed to be a reasonable estimate of the credit adjustment.

Office Properties and Equipment. The fair value of office properties is estimated based on an independent appraisal. The book value of equipment is deemed to be a reasonable estimate of fair value.

Deposits. The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

Identifiable Intangible Assets. A fair value for the core deposit intangible asset was estimated by calculating a 2.77% premium on core deposits of $17.3 million.

Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

The discount on investments will be accreted to interest income over five years so as to approximate the interest method; the premium on loans will be amortized to interest income over three to ten years so as to approximate a constant yield to maturity. The fair market value adjustment for deposits will be accreted to interest expense over three years so as to approximate a constant yield to maturity. The decrease in premises to fair value will be accreted over a one-year period as a reduction to expense.

B.	Purchase Accounting Adjustments

Purchase accounting adjustments are estimated as follows (In thousands):

Decrease value of investments	$(106)
Decrease value of building	(50)
Increase value of loans	704
Increase liability for term deposits	(307)
Increase pension liability	(90)
Core deposit intangible recorded	481
Deferred tax liability	(246)

Total	386
Equity of Windsor Locks	2,325

Total fair value of net assets acquired	$2,711

Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

C.	Calculation of Goodwill

Excess of cost over the fair value of net assets acquired for the merger was calculated as follows (In thousands):

Cost	$3,350
Business combination costs	283

Total cost	3,633
Fair value of net assets acquired	(2,711)

Total excess of cost over the fair value of net assets acquired	$922

D.	Pro Forma Income Statement Adjustments

Pro forma income statement adjustments that were calculated for the merger are as follows (In thousands):

	For the Year Ended March 31, 2003 Income (Expense)	For the Three Months Ended June 30, 2003 Income (Expense)
Accretion of discount on investments	$21	$5
Amortization of premium on loans receivable	(70)	(18)
Accretion of fair value adjustment for building	50	—
Accretion of fair value adjustment for term deposits	102	26
Income tax expense	(21)	—
Amortization of core deposit intangible asset	(48)	(12)

Total adjustments	$34	$1

Income tax expense is adjusted using a combined effective tax rate of 39%.

The following table summarizes the estimated net future impact of the amortization of the purchase accounting adjustments made in connection with the merger on our results of operations (In thousands):

Fiscal Years Ended March 31,	Net Increase (Decrease) In Net Income of Amortized Amounts
2004	$(3)
2005	(3)
2006	59
2007	59
2008	72
2009 and thereafter	289

E.	Transfer of Capital

Amounts reclassed from Retained Earnings and Accumulated Other Comprehensive Income represent recognized value of Windsor Locks.

F.	Issuance of Shares to Enfield Mutual Holding Company

Based on the average closing price of common stock of $17.06 per share, the issuance of 196,366 shares of common stock of New England Bancshares, Inc., $.01 par value, is reflected by an increase of $1,964 to common stock and a decrease of $1,964 to additional paid-in capital.

G.	Earnings Per Share

When presented, basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Because the initial stock offering by New England Bancshares was not completed until June 4, 2002, per share earnings data is not meaningful and is therefore not presented.

Windsor Locks Community Bank Management’s Discussion and

Analysis of Financial Condition and Results of Operation

Windsor Locks Community Bank Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended June 30, 2003 and 2002

The following analysis of Windsor Locks Community Bank’s results of operations and financial condition at and for the years ended June 30, 2003 and 2002 should be read in conjunction with the financial statements and accompanying notes of Windsor Locks Community Bank presented on pages F-1 through F-18 in this proxy statement.

Comparison of Financial Condition at June 30, 2003 and 2002

Windsor Locks Community Bank’s total assets decreased by $107,000, or 0.29%, to $37.3 million at June 30, 2003, from $37.4 million at June 30, 2002 primarily from decreases in available-for-sale investment securities and net loans receivable. Cash and cash equivalents increased $2.1 million, or 58.2%, to $5.6 million at June 30, 2003 from $3.6 million at June 30, 2002. Net loans receivable decreased by $2.2 million, or 12.2%, to $16.2 million at June 30, 2003 from $18.4 million at June 30, 2002. The decrease in loans reflects a slowdown of residential real estate loan originations during the year ended June 30, 2003. Investments, including time deposits and stock in the Federal Home Loan Bank, increased by $107,000 to $14.8 million at June 30, 2003 from $14.7 million at June 30, 2002, due to the increase in investment in time deposits of other financial institutions, offset by the maturity and payment of certain securities held in our portfolio.

Total deposits decreased $352,000, or 1.01%, to $34.6 million at June 30, 2003 from $34.9 million at June 30, 2002. The decrease in deposits was primarily due to the maturity of time deposits, partially offset by an increase in other deposits. Retained earnings increased $159,000, or 7.9%, to $2.2 million at June 30, 2003 from $2.0 million at June 30, 2002 due to net income for the year ended June 30, 2003. Total capital increased during the same period by $241,000 as a result of net income and an increase in unrealized net gains on available-for-sale investment securities, net of tax, of $82,000.

Comparison of Operating Results for the Years Ended 2003 and 2002

General. Net income decreased $33,000, or 17.2%, to $159,000 for the year ended June 30, 2003 from $192,000 for the year ended June 30, 2002. The decrease in net income resulted primarily from an increase in income tax expense of $103,000 and noninterest expense of $83,000, which offset increases in net interest income of $111,000 and noninterest income of $42,000.

Interest Income. Total interest income decreased by $260,000, or 11.7%, to $2.0 million for the year ended June 30, 2003 from $2.2 million for the year ended June 30, 2002. The decrease was due to a decline in the average yield on interest-earning assets to 5.75% for the year ended June 30, 2003 from 6.77% for the year ended June 30, 2002 as well as a decrease in the average balance of loans and investments.

Interest Expense. Total interest expense decreased $371,000, or 36.1%, to $656,000 for the year ended June 30, 2003 from $1.0 million for the year ended June 30, 2002. The decrease in interest expense resulted from a decrease in the average cost of deposits to 1.95% for the year ended June 30, 2003 from

3.12% for the year ended June 30, 2002, reflecting lower market interest rates during the period and a decrease in higher-rate certificate of deposits, as well as a decrease in the average balance of deposits.

Net Interest Income. Net interest increased by $111,000, or 9.2%, to $1.3 million for the year ended June 30, 2003 from $1.2 million for the year ended June 30, 2002, primarily as a result of an improvement in Windsor Locks Community Bank’s net interest spread from 3.53% during the year ended June 30, 2002 to 3.80% for the year ended June 30, 2003. The improvement in Windsor Locks Community Bank’s net interest rate spread reflected the more rapid repricing of Windsor Locks Community Bank’s interest-bearing liabilities in a declining interest rate environment as compared with Windsor Locks Community Bank’s interest-earning assets. Windsor Locks Community Bank’s net interest margin increased to 3.83% during the year ended June 30, 2003 from 3.65% for the year ended June 30, 2003.

Provision for Loan Losses. Windsor Locks Community Bank establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb losses inherent in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loan loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires judgments that are susceptible to significant revision as more information becomes available or as future events change. Based on Windsor Locks Community Bank’s evaluation of these factors, management made no provision for the year ended June 30, 2003 or 2002. The allowance for loan losses was $160,000, or 0.98% of loans outstanding at June 30, 2003, as compared with $161,000, or 0.87% of loans outstanding at June 30, 2002.

Noninterest Income. Noninterest income increased by $42,000, or 80.8%, to $94,000 for the year ended June 30, 2003, as compared to $52,000 for the year ended June 30, 2002. Windsor Locks Community Bank recognized nonrecurring losses on the sale of investment securities of $30,000, which reduced noninterest income during the year ended June 30, 2002.

Noninterest Expense. Noninterest expense increased by $83,000, or 8.1%, to $1.1 million for the year ended June 30, 2003 from $1.0 million for the year ended June 30, 2002. The increase was primarily attributable to a $40,000 increase in compensation and benefits, a $36,000 increase in legal and professional fees related to Windsor Locks Community Bank’s charter conversion, and an $18,000 increase in other noninterest expense. Windsor Locks Community Bank also recognized $29,000 in noninterest expense in connection with the disposal of foreclosed real estate during the year ended June 30, 2002.

Income Tax Expense. The provision for income taxes increased to $134,000 for the year ended June 30, 2003 from $31,000 for the year ended June 30, 2002. The increase was partly due to Windsor Locks Community Bank’s higher level of income before taxes of $293,000 for the year ended June 30, 2003, compared with $223,000 for year ended June 30, 2002. Additionally, during the year ended June 30, 2002, Windsor Locks Community Bank benefitted from a lower effective tax rate due to the graduated corporate tax rates, the use of net operating loss deductions and tax benefits related to its bad debt reserve for taxes. The tax benefits relating to Windsor Locks Community Bank’s bad debt reserve for taxes and the use of net operating loss deductions were fully utilized during the year ended June 30, 2002 and were no longer available to Windsor Locks Community Bank during the year ended June 30, 2003.

Stock Ownership

The following table provides information as of October 2, 2003, with respect to persons known by us to be the beneficial owners of more than 5% of our outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Enfield Mutual Holding Company 660 Enfield Street Enfield, Connecticut 06082	1,127,431	(1)	54.0%

(1)	Acquired in Enfield Federal’s mutual holding company reorganization, which was completed on June 4, 2002. The members of the board of directors of New England Bancshares and Enfield Federal also constitute the board of directors of Enfield Mutual Holding Company.

The following table provides information about the shares of our common stock that may be considered to be owned by each of our directors, by the executive officer named in the Summary Compensation Table and by all of our directors and executive officers as a group as of October 2, 2003. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned(1)		Percent of Common Stock Outstanding(2)
Edward C. Allen	5,448		*
Lucien P. Bolduc	2,548		*
Peter T. Dow	4,948	(3)	*
Myron J. Marek	4,713		*
Dorothy K. McCarty	3,948		*
David J. O’Connor	20,102	(4)	*
Richard K. Stevens	8,048		*
Richard M. Tatoian	3,448		*

All executive officers and directors as a group (9 persons)	61,594		2.95%

*	Less than 1% of shares outstanding
(1)	Includes unvested shares of restricted stock held in trust under the New England Bancshares, Inc. 2003 Stock-Based Incentive Plan, with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Allen, Bolduc, Dow, Marek, McCarty, Stevens and Tatoian—2,448 shares; and Mr. O’Connor —14,285 shares.
(2)	Based on 2,086,296 shares of our common stock outstanding as of October 2, 2003.
(3)	Includes 2,500 shares held in a trust in which Mr. Dow shares voting and investment power.
(4)	Includes 1,019 shares allocated under the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan, with respect to which Mr. O’Connor has voting but not investment power.

Proposal No. 2: Election of Directors

Our board of directors currently consists of eight members, seven of whom are not employees of New England Bancshares or Enfield Federal. The board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Edward C. Allen, Myron J. Marek and Lucien P. Bolduc, each of whom is a director of New England Bancshares and Enfield Federal. If the merger with Windsor Locks Community Bank is consummated, the size of our board will be increased to ten and two directors of Windsor Locks Community Bank will be appointed to the board.

It is intended that the proxies solicited by the board of directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the board of directors. Alternatively, the board of directors may adopt a resolution to reduce the size of the board. At this time, the board of directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding each nominee, as well as each director continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each individual’s biography is as of March 31, 2003. The indicated period for service as a director includes service as a director of Enfield Federal. There are no family relationships among the directors.

Nominees for Election as Directors

Edward C. Allen is a retired owner of a general retail store and has served as Chairman of the board of directors of New England Bancshares since 2002 and Chairman of Enfield Federal since 1994. Age 75. Director since 1978.

Myron J. Marek is a retired retail jeweler. Age 70. Director since 1987.

Lucien P. Bolduc is a certified public accountant with the accounting firm of Mercik, Kuczarski & Bolduc, LLC located in Enfield, Connecticut. Age 43. Director since 2002.

Directors Continuing in Office

The following directors have a term ending in 2004:

David J. O’Connor has been the President, Chief Executive Officer and chief financial officer of Enfield Federal since 1999 and of New England Bancshares since 2002. Mr. O’Connor has over 30 years of banking experience in New England. Prior to joining Enfield Federal, he was the Executive Vice President, Treasurer and Chief Financial Officer of The Berlin City Bank, a community bank in New Hampshire. Age 56. Director since 1999.

Richard K. Stevens is owner and President of Leete-Stevens, Inc., a funeral home located in Enfield, Connecticut. Age 56. Director since 1995.

Richard M. Tatoian is a self-employed attorney practicing in Enfield, Connecticut. Age 56. Director since 1995.

The following directors have a term ending in 2005:

Peter T. Dow is President of Dow Mechanical Corporation, a manufacturer of quality control inspection equipment, located in Enfield, Connecticut. Age 63. Director since 1982.

Dorothy K. McCarty is a retired town clerk of Suffield, Connecticut. Age 72. Director since 1990.

Meetings and Committees of the Board of Directors

New England Bancshares and Enfield Federal conduct business through meetings of their boards of directors and through activities of their committees. The board of directors of New England Bancshares meets at least on a quarterly basis. The board of directors of Enfield Federal generally meets on a monthly basis and may have additional meetings as needed. During fiscal 2003, the board of directors of New England Bancshares held 6 meetings and the board of directors of Enfield Federal held 12 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during fiscal 2003. The board of directors of New England Bancshares maintains the following committees, the nature and composition of which are described below:

Audit Committee. The Audit Committee consists of Messrs. Tatoian, Bolduc and Stevens. The primary role of the Audit Committee is to assist the board of directors in its oversight of the integrity of New England Bancshares processes and systems of internal control concerning accounting and financial reporting and to review compliance with applicable laws and regulations. The committee is also responsible for engaging New England Bancshares independent auditor and its internal auditor and monitoring their conduct and independence. Due to the timing of the formation of New England Bancshares and the reorganization of Enfield Federal, the Audit Committee did not meet in fiscal 2003.

Compensation Committee. The Compensation Committee consists of Messrs. Allen and Dow. This committee is responsible for making recommendations to the full board of directors on all matters regarding compensation and fringe benefits. Due to the timing of the formation of New England Bancshares and the reorganization of Enfield Federal, the Compensation Committee did not meet in fiscal 2003.

Nominating Committee. The New England Bancshares Nominating Committee, consisting of Messrs. O ‘Connor, Stevens and Tatoian, considers and recommends the nominees for director to stand for election at the New England Bancshares Annual Meeting of Stockholders. The Nominating Committee will accept and consider stockholder recommendations that are made pursuant to timely written notice to the Corporate Secretary of New England Bancshares. All recommendations must include all information necessary for the Nominating Committee to fully review the qualifications and credentials of the candidates. The Nominating Committee met on July 14, 2003.

Directors’ Compensation

Fees. Each non-employee director of Enfield Federal receives $400 for each board meeting and each Audit, ALCO or Planning Committee meeting they attend. Additionally, each non-employee director of Enfield Federal receives $225 for each Executive Committee meeting they attend. Chairmen of the respective committees each receive an additional $50 for each committee meeting they attend. Additionally, non-employee directors of New England Bancshares receive an annual retainer of $4,000.

Directors’ Retirement Plan. Enfield Federal maintains the Enfield Federal Savings and Loan Association Director Fee Continuation Plan to provide eligible non-employee directors with a retirement income supplement. Under the plan, eligible non-employee directors are entitled to an annual benefit, as of their Retirement Date, of $1,000 for each full year of service as a director from June 1, 1995, plus $250 for each full year of service as a director prior to June 1, 1995, with a maximum benefit of $6,000 per year payable in ten annual installments. For purposes of the plan, “Retirement Date” is defined as the June 1st following a director’s 70th birthday. Upon an eligible retired director’s death, but before the ten payments have been made, Enfield Federal is obligated to pay the director’s beneficiary, at its option, a discounted lump sum payment equal to the remaining payments or the remaining installment payments. If an active eligible non-employee director dies before his or her Retirement Date, Enfield Federal is obligated to pay the director’s designated beneficiary a benefit equal to the discounted value of the ten annual installments the director would have been entitled to had he or she lived to his or her Retirement Date. At Enfield Federal‘s discretion, the benefit is payable in a lump sum or in ten annual installments. Enfield Federal has acquired life insurance policies for each of the eligible non-employee directors as an informal source of funding for its obligations under the plan.

2003 Stock-Based Incentive Plan. Stockholders approved the New England Bancshares, Inc. 2003 Stock-Based Incentive Plan at the January 16, 2003 special meeting of stockholders. Under the Incentive Plan, each outside director of New England Bancshares was awarded 2,448 shares of restricted stock and options to purchase 6,122 shares of New England Bancshares common stock. The restricted stock awards and stock options vest in five equal annual installments commencing on February 11, 2004, the first anniversary of the granting of the awards. All of the stock options granted have an exercise price of $15.15 per share. Vesting accelerates upon death or disability and upon a change in control (as defined in the Incentive Plan).

Executive Compensation

Summary Compensation Table. The following information is furnished for our President and Chief Executive Officer. No other executive officer of New England Bancshares received a salary and bonus of $100,000 or more during the year ended March 31, 2003.

		Annual Compensation(1)		Long-Term Compensation Awards
Name and Principal Positions	Year	Salary	Bonus	Restricted Stock Awards ($)(2)	Securities Underlying Options/SARs (#)	All Other Compensation
David J. O’Connor President and Chief Executive Officer	2003 2002 2001	$166,340 158,340 150,800	$18,000 21,800 15,000	$216,418 — —	35,714 — —	$23,949 7,325 6,893	(3)

(1)	Does not include the aggregate amount of perquisites and other benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.
(2)	Represents 14,285 shares of restricted stock granted to Mr. O’Connor under the New England Bancshares, Inc. 2003 Stock-Based Incentive Plan. The dollar amounts set forth in the table represent the market value of the shares on the date of grant. The restricted stock awards vest in five equal annual installments commencing on February 11, 2004, the first anniversary of the granting of the awards. When shares become vested and are distributed from the trust in which they are held, the recipients will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon. As of March 31, 2003, the market value of the unvested shares of restricted stock held by Mr. O’Connor was $212,847.
(3)	Includes $1,554 in insurance premiums paid by Enfield Federal under an endorsement method split-dollar life insurance arrangement, $1,613 related to an additional life insurance policy for Mr. O’Connor, employee stock ownership plan allocations with a market value of $15,792 and $4,990 in employer matching contributions made under the 401(k) Plan.

Employment Agreement. Enfield Federal and New England Bancshares maintain an employment agreement with Mr. O’Connor. The employment agreement is intended to ensure that New England Bancshares and Enfield Federal will be able to retain Mr. O’Connor’s services. The continued success of New England Bancshares and Enfield Federal depends to a significant degree on the skills and competence of Mr. O’Connor.

The employment agreement provides for a three-year term. The term of the employment agreement will be extended annually unless written notice of non-renewal is given by the board of directors of Enfield Federal. The employment agreement provides that the executive’s base salary will be reviewed annually. Mr. O’Connor’s current base salary is $166,340. In addition to the base salary, Mr. O’Connor’s employment agreement provides for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The employment agreement provides for termination by Enfield Federal for cause, as defined in the employment agreement, at any time. If Enfield Federal chooses to terminate the executive’s employment for reasons other than for cause, or if the executive resigns from Enfield Federal after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to him for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of New England Bancshares and Enfield Federal during the remaining term of the employment agreement. Enfield Federal would also continue and/or pay for Mr. O’Connor’s life, health, dental and disability coverage for the remaining term of the employment agreement. Upon termination of the executive for reasons other than a change in control, he must adhere to a one-year non-competition agreement.

Under the employment agreement, if voluntary (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of New England Bancshares or Enfield Federal, Mr. O’Connor or, if he dies, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ annual compensation. Enfield Federal would also continue and/or pay for Mr. O’Connor’s life, health, dental and disability coverage for thirty-six months. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer would not be entitled to deduct such amount.

All reasonable costs and legal fees paid or incurred by Mr. O’Connor in any dispute or question of interpretation relating to the employment agreement will be paid by Enfield Federal, if Mr. O’Connor is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that Enfield Federal and New England Bancshares will indemnify Mr. O’Connor to the fullest extent legally allowable.

Supplemental Executive Retirement Plans. Enfield Federal maintains the Executive Supplemental Retirement Plan to provide Mr. O’Connor with an annual retirement benefit of $172,796 payable in equal monthly installments over a period of 180 months upon his attainment of age 65. Following the initial 180-month period, additional amounts may be payable to Mr. O’Connor until his death based on the performance of certain life insurance policies that Enfield Federal has acquired as an informal funding source for its obligation to Mr. O’Connor. If Mr. O’Connor voluntarily or involuntarily terminates his employment with Enfield Federal, Mr. O’Connor will be entitled to receive at age 65 the balance of his accrued benefit under the plan payable over 180 months and the additional supplemental benefit he would have been entitled to had he remained in the employ of Enfield Federal until his retirement. If Mr. O ‘Connor dies prior to the commencement or completion of benefit payments under the plan, his beneficiary will be entitled to the remaining installments or a lump sum of the present value of his remaining installment payments, at the discretion of Enfield Federal. If a change in control occurs (as defined in the plan), followed by Mr. O’Connor’s voluntary or involuntary termination of employment with Enfield Federal, Mr. O’Connor will be entitled to receive at age 65 a benefit equal to the benefits he would have received had he continued in the employ of Enfield Federal until age 65.

Enfield Federal has established a rabbi trust to hold the insurance policies purchased to satisfy the obligations of Enfield Federal with respect to the Executive Supplemental Retirement Plan. Until the plan benefits are paid to Mr. O’ Connor, creditors may make claims against the trust’s assets if Enfield Federal becomes insolvent. As of March 31, 2003, Enfield Federal had accrued $231,709 for its liabilities under the plan.

In addition to the Executive Supplemental Retirement Plan, Enfield Federal maintains the Enfield Federal Savings and Loan Association Supplemental Executive Retirement Plan. This plan provides restorative payments to executives designated by the board of directors who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula and the full matching contribution under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. The board of directors of Enfield

Federal has designated Mr. O’Connor to participate in the plan. In addition to providing for benefits lost under the ESOP and 401(k) Plan, the supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control (as defined in the plan) before the complete scheduled repayment of the ESOP loan. Generally, upon such an event, the supplemental executive retirement plan will provide the participant with a benefit equal to what the participant would have received under the ESOP had he remained employed throughout the term of the ESOP loan, less the benefits actually provided.

Split-Dollar Life Insurance. In August 1999, Enfield Federal established a split-dollar life insurance arrangement to provide Mr. O’Connor with a death benefit. Under the terms of the arrangement, title and ownership of the life insurance policy resides with Enfield Federal and Enfield Federal pays all of the insurance premiums. Upon Mr. O’Connor’s death, his beneficiaries will be entitled to 25% of the total proceeds, less the cash value of the policy. Enfield Federal will be entitled to the remaining life insurance proceeds. Enfield Federal will be entitled at all times to the cash surrender value of the life insurance policy.

Option Grants in Last Fiscal Year

The following table lists all options granted to Mr. O’Connor during fiscal 2003.

Name	Number of Securities Underlying Option Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price	Expiration Date
David J. O’Connor	35,714	71.8%	$15.15	February 11, 2013

(1)	Options become exercisable in five equal annual installments commencing on February 11, 2004; provided, however, that options will be immediately exercisable if the optionee dies or becomes disabled or upon a change in control of New England Bancshares, as defined in the plan.

Fiscal Year-End Option Values

No stock options were exercised by Mr. O’Connor during the fiscal year ended March 31, 2003. The following table provides certain information with respect to the number of shares of our common stock represented by outstanding options held by Mr. O’ Connor as of March 31, 2003.

	Number of Securities Underlying Unexercised Options at Fiscal Year- End(#)		Value of Unexercised In-the- Money Options at Fiscal Year- End($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
David J. O’Connor	—	35,714	—	$—

(1)	Value of unexercised in-the-money stock options equals the market value of shares covered by in-the-money options on March 31, 2003, less the option exercise price. Options are in-the-money if the market value of shares covered by the options is greater than the exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of any registered class of our equity securities, to file reports of beneficial securities ownership and changes in beneficial securities ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports we have received and written representations provided to us from the individuals and entities required to file the reports, we believe that during the fiscal year ended March 31, 2003, each of its executive officers, directors and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock, with the exception of one late report of initial statement of beneficial ownership by John F. Parda, Senior Vice President and Senior Loan Officer of Enfield Federal and by Enfield Mutual Holding Company.

Transactions with Management

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. We are therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees, and has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

Proposal No. 3: Ratification of Appointment of Independent Auditors

Shatswell, MacLeod has been appointed to be our independent auditors for the fiscal year ending March 31, 2004, subject to the ratification by stockholders. A representative of Shatswell, MacLeod is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of independent auditors is not approved by a majority of the votes cast by stockholders at the annual meeting, the Audit Committee of the board of directors would consider other independent public accountants.

Our board of directors recommends that stockholders vote “FOR” the ratification of the appointment of independent auditors.

Audit Fees

The following table sets forth the fees billed to us for the fiscal year ended March 31, 2003 by Shatswell, MacLeod:

Audit fees	$35,500
Financial information and systems design and implementation	—
All other fees*	$29,100

*	Includes fees for tax-related services, review of securities filings and internal auditing services.

The Audit Committee has considered whether the provision of non-audit services to us by Shatswell, MacLeod is compatible with maintaining Shatswell, MacLeod’s independence.

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts, except to the extent New England Bancshares specifically incorporates this information by reference.

Audit Committee Report

The Audit Committee of New England Bancshares’ board of directors is composed of three non-employee directors and operates under a written charter adopted by the board of directors, a copy of which is attached hereto as Appendix C. The board of directors has determined that each Audit Committee member is independent in accordance with the listing standards of the Nasdaq Stock Market.

New England Bancshares’ management is responsible for New England Bancshares’ internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of New England Bancshares’ consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees New England Bancshares’ internal controls and financial reporting process on behalf of the board of directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that New England Bancshares’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent auditors the auditors’

independence from New England Bancshares and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with New England Bancshares’ independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of New England Bancshares’ internal controls and the overall quality of New England Bancshares’ financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of New England Bancshares’ management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of New England Bancshares’ financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that New England Bancshares’ financial statements are presented in accordance with generally accepted accounting principles, that the audit of New England Bancshares’ financial statements has been carried out in accordance with generally accepted auditing standards or that New England Bancshares’ independent auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in New England Bancshares’ Annual Report on Form 10-KSB for the year ended March 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee and the board of directors also approved, subject to stockholder ratification, the selection of the Company’s independent auditors.

Audit Committee

Richard M. Tatoian

Lucien P. Bolduc

Richard K. Stevens

Stockholder Proposals and Nominations

Proposals that stockholders seek to have included in the proxy statement for our next annual meeting must be received by us no later than June 11, 2004. If next year’s annual meeting is held on a date more than 30 calendar days from November 13, 2004, a stockholder proposal must be received a reasonable time before we begin to print and mail its proxy solicitation materials. Any stockholder proposal will be subject to the requirements of the proxy rules adopted by the United States Securities and Exchange Commission.

Our bylaws, a copy of which may be obtained from us, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including director nominations. Our bylaws provide that any stockholder may bring business before an annual meeting provided the stockholder files a notice with the Corporate Secretary at least five (5) days before the annual meeting.

Where You Can Find More Information

As a public company, we are obligated to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.” A copy of our Annual Report to Stockholders is being delivered with this proxy statement.

We have supplied all information contained in this proxy statement prospectus relating to us, and Windsor Locks Community Bank has supplied all information relating to Windsor Locks Community Bank.

You should rely only on the information contained or incorporated by reference in this document to vote your shares or cast your votes at your respective meeting. Neither New England Bancshares nor Windsor Locks Community Bank has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated October 9, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders shall not create any implication to the contrary.

Form 10-KSB

A copy of the Form 10-KSB (without exhibits) for the fiscal year ended March 31, 2003, as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders of New England Bancshares as of October 2, 2003 upon written request to Cynthia Gray, Corporate Secretary, New England Bancshares, Inc. 660 Enfield Street, Enfield, Connecticut 06082.

BY ORDER OF THE BOARD OF DIRECTORS
Cynthia Gray
Corporate Secretary

Enfield, Connecticut

October 9, 2003

INDEX TO WINDSOR LOCKS COMMUNITY BANK, FSL FINANCIAL

STATEMENTS

[SNYDER & HALLER, P.C. logo appears here]

CERTIFIED PUBLIC ACCOUNTANTS

Report of Independent Auditors

To The Board of Directors

Windsor Locks Community Bank, FSL

We have audited the accompanying statements of financial condition of Windsor Locks Community Bank, FSL, as of June 30, 2003, and 2002, and the related statements of operations, comprehensive income, changes in capital accounts and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Windsor Locks Community Bank, FSL, at June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  Snyder & Haller, P.C.

Hartford, Connecticut

July 22, 2003

30 Atwood Street       •       Hartford       •       Connecticut       •       06105-1801       •       860 249-3900       •       860 247-8071 FAX

Windsor Locks Community Bank, FSL

Statements of Financial Condition

June 30, 2003 and 2002

	2003	2002

ASSETS

Cash and due from depository institutions	$3,521,054	$1,803,697
Interest-bearing deposits	2,126,225	1,765,987

Total cash and cash equivalents	5,647,279	3,569,684

Time deposits	9,919,715	7,323,623
Investment securities	4,733,454	7,222,795
Loans receivable, net	16,168,766	18,414,042
Accrued income receivable	153,321	217,687
Premises and equipment, net	429,864	416,031
Stock in Federal Home Loan Bank of Boston, at cost	187,600	187,600
Other assets	86,594	82,684

Total assets	$37,326,593	$37,434,146

LIABILITIES AND CAPITAL ACCOUNTS

Liabilities
Deposits	$34,575,672	$34,928,130
Mortgagors’ escrow accounts	245,425	266,609
Other liabilities	180,686	155,358

Total liabilities	35,001,783	35,350,097

Capital accounts
Retained earnings	2,167,880	2,009,251
Accumulated other comprehensive income	156,930	74,798

Total capital accounts	2,324,810	2,084,049

Total liabilities and capital accounts	$37,326,593	$37,434,146

See notes to financial statements.

Windsor Locks Community Bank, FSL

Statements of Operations

For the years ended June 30, 2003 and 2002

	2003	2002

Interest income

Interest on loans	$1,217,023	$1,299,539
Interest and dividends on investments	287,880	560,133
Other interest and dividend income	463,603	370,200

Total interest income	1,968,506	2,229,872

Interest expense

Interest on deposits	653,642	1,024,428
Interest on mortgagors’ escrow accounts	2,044	2,876

Total interest expense	655,686	1,027,304

Net interest income	1,312,820	1,202,568

Provision for loan losses	—	—

Net interest income after provision for loan losses	1,312,820	1,202,568

Noninterest income

Fees and service charges	70,474	63,025
Net gain (loss) on sale of investment securities	5,245	(29,797)
Other noninterest income	17,771	18,595

Total noninterest income	93,490	51,823

Noninterest expense

Compensation, taxes and benefits	567,773	528,100
Computer processing	94,876	92,163
Office occupancy	89,444	79,525
Equipment expense	70,561	59,344
Legal and professional fees	66,674	30,594
Printing and office supplies	18,658	24,504
Expense and loss on foreclosed real estate, net	—	28,561
Other noninterest expense	205,652	187,953

Total noninterest expense	1,113,638	1,030,744

Income before income tax expense	292,672	223,647

Income tax expense	134,043	31,078

Net Income	$158,629	$192,569

See notes to financial statements.

Windsor Locks Community Bank, FSL

Statements of Comprehensive Income

For the years ended June 30, 2003 and 2002

	2003	2002

Net income	$158,629	$192,569

Other comprehensive income:
Unrealized gain on securities available for sale	142,132	42,583
Reclassification adjustment for (gains) losses realized in net income	(5,245)	29,797

Other comprehensive income before tax expense	136,887	72,380

Income tax expense related to items of other comprehensive income	54,755	28,952

Other comprehensive income net of tax	82,132	43,428

Total Comprehensive Income	$240,761	$235,997

Statements of Changes in Capital Accounts

For the years ended June 30, 2003 and 2002

	Retained Earnings	Accumulated Other Comprehensive Income	Total Capital Accounts

Balance at June 30, 2001	$1,816,682	$31,370	$1,848,052

Net income	192,569	—	192,569

Other comprehensive income	—	43,428	43,428

Balance at June 30, 2002	2,009,251	74,798	2,084,049

Net income	158,629	—	158,629

Other comprehensive income	—	82,132	82,132

Balance at June 30, 2003	$2,167,880	$156,930	$2,324,810

See notes to financial statements.

Windsor Locks Community Bank, FSL

Statements of Cash Flows

For the years ended June 30, 2003 and 2002

	2003	2002

Cash flows from operating activities
Net income	$158,629	$192,569
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	—	—
Depreciation and amortization expense	53,186	49,048
Provision (benefit) for deferred taxes	(1,306)	15,071
Loss on sale of foreclosed real estate	—	27,097
Net (gain) loss on sale of investment securities	(5,245)	29,797
Amortization (accretion) of premiums (discounts), net	33,395	8,388
Net change in:
Deferred loan fees	(8,657)	3,859
Accrued income receivable	64,366	(16,723)
Other assets	(2,605)	(31,230)
Other liabilities	(29,427)	17,642

Net cash provided by operating activities	262,336	295,518

Cash flows from investing activities
Net increase in time deposits	(2,486,170)	(3,062,229)
Proceeds from sales and maturities of available for sale securities	7,420,433	6,570,081
Purchase of available for sale securities	(4,932,277)	(5,680,023)
Purchase of stock in Federal Home Loan Bank of Boston	—	(25,200)
Loan originations net of principal payments	2,253,933	(1,974,067)
Proceeds from sale of foreclosed real estate	—	47,903
Purchase of property and equipment	(67,019)	(35,994)

Net cash provided (used) by investing activities	2,188,900	(4,159,529)

Cash flows from financing activities
Change in time deposits	(3,090,832)	185,191
Change in other deposit accounts	2,738,375	4,300,416
Change in mortgagors’ escrow accounts	(21,184)	18,565

Net cash provided (used) by financing activities	(373,641)	4,504,172

Increase in cash and cash equivalents	2,077,595	640,161
Cash and cash equivalents at beginning of year	3,569,684	2,929,523

Cash and cash equivalents at end of year	$5,647,279	$3,569,684

Supplemental disclosures
Cash paid during the year for:
Interest	$656,068	$1,028,118
Income taxes	$149,150	$18,449

See notes to financial statements.

Windsor Locks Community Bank, FSL

Notes to Financial Statements

1.	Summary of Significant Accounting Policies

Nature of operations

Windsor Locks Community Bank, FSL, (the “Bank”) is a federally-chartered savings and loan association. The Bank provides a full range of personal banking services to individual and small business customers located primarily in Windsor Locks and Broad Brook, Connecticut and the immediate surrounding vicinities. The Bank is subject to competition from other financial institutions throughout the region.

Charter conversion

On March 29, 2002, the Windsor Locks Savings and Loan Association (the “Association”) converted from a state charter to a federal charter. At that time, the Association adopted the name Windsor Locks Community Bank, FSL

Basis of presentation

The accounting and reporting policies of the Bank conform to accounting principles as generally accepted in the United States of America and to general practices within the thrift industry. Such policies have been followed on a consistent basis.

Use of estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet, and income and expense for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of the reserve for loan losses and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. In connection with the determination of the estimated loses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Connecticut. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional loses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and cash equivalents

For the purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, and interest-bearing deposits.

Interest-bearing deposits

Interest-bearing deposits consist of deposit accounts with the Federal Home Loan Bank of Boston and federal funds sold to other financial institutions, generally having overnight maturities.

Time deposits

Time deposits consists of interest-bearing certificate of deposit accounts issued by other financial institutions. These accounts, each $100,000 or less, generally originate with terms in excess of one year.

Certain time deposits are placed directly by the Bank with the originating financial institution and carried at cost. It is management’s intention to hold these securities until maturity.

Windsor Locks Community Bank, FSL

Notes to Financial Statements

Other time deposits are purchased indirectly through a third-party. These time deposits are classified as available for sale, and carried at fair value with unrealized gains and losses reported as a separate component of capital, net of estimated income taxes.

Investment securities

Management determines the appropriate classification of investment securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold debt securities until maturity, they are classified as held to maturity. These securities are carried at historical cost adjusted for the amortization of premiums and the accretion of discounts, which are recognized as adjustments to interest income.

Securities to be held for indefinite periods of time are classified as available for sale and are carried at fair value with unrealized gains and losses reported as a separate component of capital, net of estimated income taxes.

Gains or losses on the sales of securities are recognized at the trade date using the specific identification method.

Loans receivable

Loans receivable are stated at unpaid principal balance less loans in process, deferred loan fees, and allowances for loan losses.

Uncollected interest on loans receivable is accrued as earned based on rates applied to principal amounts outstanding. Recognition of income on the accrual basis is discontinued when there is sufficient question as to the collectibility of interest. In these cases, interest previously accrued to income is reversed, and the loans are placed on the cash basis.

Loan origination fees and certain direct loan origination costs are deferred and amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

Allowance for loan losses

The allowance for loan losses is established by a provision charged to earnings, and is maintained at a level considered adequate to provide for potential loan losses based on management’s evaluation of known and inherent risks in the loan portfolio. When a loan or portion of a loan is considered uncollectible, it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance when collected.

Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers’ current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management’s judgment regarding prevailing and anticipated economic conditions, and other relevant factors.

Foreclosed real estate

Real estate properties acquired through loan foreclosure and other partial or total satisfaction of problem loans are carried at the lower of fair value or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property subsequently exceeds its fair value less estimated disposal costs. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs in the carrying value and expenses incurred to maintain the properties are charged to expense.

Windsor Locks Community Bank, FSL

Notes to Financial Statements

1.    Summary of Significant Accounting Policies – (Continued)

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method at rates based upon estimated useful lives.

Expenditures for replacements or major improvements are capitalized. Expenditures for normal maintenance or repairs are charged to expense as incurred. Upon the sale or retirement of premises and equipment, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income.

Income taxes

The Bank accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of the temporary differences.

Reclassification

Prior year’s financial statements have been reclassified to conform to the changes in the current financial statement presentation.

2.	Time Deposits

Time deposits have been classified according to management’s intent.

At June 30, 2003 and 2002
	2003		2002

	Carrying Amount	Estimated Market Value	Carrying Amount	Estimated Market Value

Available-for-sale	$6,053,715	$6,053,715	$5,141,623	$5,141,623
Held-to-maturity	3,866,000	3,759,898	2,182,000	2,110,604

Time deposits	$9,919,715	$9,813,613	$7,323,623	$7,252,227

Windsor Locks Community Bank, FSL

Notes to Financial Statements

The amortized cost, estimated market values, and expected maturities of time deposits are:

June 30, 2003
		Gross Unrealized
	Amortized Cost Basis	Gain	Loss	Estimated Market Value

Classified as available for sale:
Due within one year	$533,927	$9,924	$—	$543,851
From one through five years	4,679,711	239,974	(359)	4,919,326
From five through ten years	493,000	1,316	(990)	493,326
After ten years	97,000	212	—	97,212

	5,803,638	251,426	(1,349)	6,053,715

Classified as held to maturity:

Due within one year	$398,000	$—	$(19,816)	$378,184
From one through five years	3,072,000	—	(76,494)	2,995,506
From five through ten years	396,000	—	(9,792)	386,208

	3,866,000	—	(106,102)	3,759,898

Total time deposits	$9,669,638	$251,426	$(107,451)	$9,813,613

June 30, 2002
		Gross Unrealized
	Amortized Cost Basis	Gain	Loss	Estimated Market Value

Classified as available for sale:

Due within one year	$194,910	$6,392	$—	$201,302
From one through five years	3,640,855	112,844	(4,091)	3,749,608
From five through ten years	972,000	25,773	(1,576)	996,197
After ten years	194,000	516	—	194,516

	5,001,765	145,525	(5,667)	5,141,623

Classified as held to maturity:

Other debt securities:
Due within one year	$495,000	$—	$(15,369)	$479,631
From one through five years	1,489,000	—	(51,482)	1,437,518
From five through ten years	198,000	—	(4,545)	193,455

	2,182,000	—	(71,396)	2,110,604

Total time deposits	$7,183,765	$145,525	$(77,063)	$7,252,227

Windsor Locks Community Bank, FSL

Notes to Financial Statements

3.    Investment Securities

Investment securities have been classified according to management’s intent. At June 30, 2003 and 2002, all investment securities are classified as available for sale. The amortized cost, estimated market values, and expected maturities of investment securities are:

June 30, 2003

		Gross Unrealized
	Amortized Cost Basis	Gain	Loss	Estimated Market Value

US government and agency obligations:
From one through five years	$50,000	$32	$—	$50,032
From five through ten years	699,547	8,766	—	708,313
After ten years	1,400,208	5,657	(7,562)	1,398,303

	2,149,755	14,455	(7,562)	2,156,648

Corporate bonds:
From one through five years	104,990	—	(1,214)	103,776
From five through ten years	99,764	13,622	—	113,386
After ten years	100,000	—	(1,567)	98,433

	304,754	13,622	(2,781)	315,595

Mortgage-backed securities	2,267,470	31,789	(38,048)	2,261,211

Total investment securities	$4,721,979	$59,866	$(48,391)	$4,733,454

June 30, 2002

		Gross Unrealized
	Amortized Cost Basis	Gain	Loss	Estimated Market Value

US government and agency obligations:
From one through five years	$900,000	$8,709	$—	$908,709
From five through ten years	850,000	16,941	(611)	866,330
After ten years	800,000	5,722	(9,555)	796,167

	2,550,000	31,372	(10,166)	2,571,206

Corporate bonds:
From five through ten years	99,726	4,642	—	104,368
After ten years	100,000	—	(1,485)	98,515

	199,726	4,642	(1,485)	202,883

Mortgage-backed securities	4,488,263	36,588	(76,145)	4,448,706

Total investment securities	$7,237,989	$72,602	$(87,796)	$7,222,795

Windsor Locks Community Bank, FSL

Notes to Financial Statements

The amortized cost basis and estimated market values of investment securities are presented by contractual maturity in the preceding tables. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations without call or prepayment penalties.

During the year ended June 30, 2003, the Bank sold available for sale investment securities for total proceeds of approximately $120,000 which resulted in gross realized gains of $7,500 and gross realized losses of $2,255. During the year ended June 30, 2002, the Bank sold available for sale investment securities for total proceeds of approximately $1,122,000 which resulted in gross realized losses of $29,797.

At June 30, 2002 securities with an amortized cost basis of $200,000 and an estimated market value of $205,281 were pledged to secure certain deposits.

4.    Loans Receivable

A summary of loans receivable is as follows:

June 30, 2003 and 2002

	2003	2002

Residential real estate	$15,777,938	$16,976,312
Construction loans	180,000	1,323,000
Loans on savings accounts	90,656	96,966
Personal, auto and property improvement loans	490,373	581,933

	16,538,967	18,978,211
Less: Undisbursedconstruction loans	144,000	328,210
Allowance for loan losses	160,215	161,316
Deferred loan income	65,986	74,643

Loans receivable, net	$16,168,766	$18,414,042

Weighted average yield	6.53%	7.05%

The Bank’s lending activities are conducted principally within North-Central Connecticut and include both adjustable and fixed rate loans.

Windsor Locks Community Bank, FSL

Notes to Financial Statements

4.    Loans Receivable – (Continued)

Transactions in the allowance for loan losses account is as follows:

For the year ended June 30, 2003 and 2002

	2003	2002

Balance at beginning of period	$161,316	$161,316
Provision for loan losses	—	—
Loans written off, net of recoveries	(1,101)	—

Balance at end of period	$160,215	$161,316

The Bank accounts for nonperforming loans, primarily delinquent 90 days or more, on a nonaccrual basis when four or more payments are contractually due. Nonperforming loans totaled $173,658 at June 30, 2003. There were no nonperforming loans at June 30, 2002. At June 30, 2003 and 2002 there were no loans that were considered to be impaired under SFAS No.114.

5.    Premises and Equipment

Premises and equipment are summarized as follows:

June 30, 2003 and 2002

	2003	2002

Bank premises	$282,120	$282,120
Leasehold improvements	62,401	62,401
Furniture, fixtures and equipment	328,766	261,747

	673,287	606,268
Accumulated depreciation and amortization	(243,423)	(190,237)

Premises and equipment, net	$429,864	$416,031

Depreciation and amortization expenses were $53,186 and $49,048 for the years ended June 30, 2002 and 2001, respectively.

The Bank is obligated under a five year operating lease expiring on May 31, 2004 for the main office. Future minimum lease payments are expected to be $22,293 for the period ending May 31, 2004.

Under terms of a 5 year lease, the Bank is leasing a portion of the Broad Brook branch to Fleet Bank, which owns and operates an ATM at the site. The Bank receives rental income of $500 per month through October, 2004.

Windsor Locks Community Bank, FSL

Notes to Financial Statements

6.    Deposits

Deposits and weighted average rates are summarized as follows:

June 30, 2003 and 2002

	Amount	Weighted Average Cost	Amount	Weighted Average Cost

Regular savings accounts	$13,235,919	0.62%	$13,715,608	1.27%
Demand deposit accounts	4,114,419	0.18%	2,613,793	0.50%

	17,350,338		16,329,401

Certificate accounts maturing in:
Under 12 months	$9,452,237		$14,310,399
12 to 36 months	4,517,961		2,873,372
Over 36 months	3,255,136		1,414,958

	17,225,334	2.48%	18,598,729	3.21%

Total deposits	$34,575,672	1.50%	$34,928,130	2.25%

The aggregate amount of individual deposit accounts of $100,000 or more at June 30, 2003 and 2002 was approximately $5,235,000 and $5,478,000 respectively.

7.    Advances from Federal Home Loan Bank of Boston

The Bank has a line of credit available from the Federal Home Loan Bank of Boston. Advances are secured by a blanket lien on qualified collateral which consists mostly of first mortgages on residential property. There were no advances outstanding at June 30, 2003 or June 30, 2002.

Windsor Locks Community Bank, FSL

Notes to Financial Statements

8.    Income Taxes

The components of income tax expense are as follows:

For the year ended June 30, 2003 and 2002

	2003	2002

Current provision:
Federal	$108,880	$12,807
State	26,469	3,200

Total current provision	135,349	16,007

Deferred provision:
Federal	(752)	11,783
State	(554)	3,288

Total deferred provision	(1,306)	15,071

Income tax expense	$134,043	$31,078

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The components of deferred income tax expense are as follows:

For the year ended June 30, 2003 and 2002

	2003	2002

Reserve for loan losses	$429	$—
Depreciation	9,594	(3,914)
Cash basis method of accounting for tax purposes	(11,329)	18,985

Deferred income tax expense	$(1,306)	$15,071

Federal and state income taxes receivable and payable included in the balance sheet are as follows:

June 30, 2003 and 2002

	2003	2002

Current tax (payable) receivable	$11,996	$(1,805)

Deferred tax receivable:
Reserve for loan losses	$62,404	$62,833

Deferred tax payable:
Depreciation	$(14,857)	$(5,263)
Cash basis method of accounting for tax purposes	(43,224)	(54,553)
Available-for-sale securities	(104,620)	(49,866)

	(162,701)	(109,682)

Net deferred tax payable	$(100,297)	$(46,849)

Windsor Locks Community Bank, FSL

Notes to Financial Statements

The Bank’s accounting policy requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. Management believes that as of June 30, 2003 all deferred tax assets will be realized and no valuation allowance is necessary.

9.    Regulatory Matters

Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

The Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at June 30, 2003 the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

At June 30, 2003, the Bank’s capital ratios were considered well capitalized for regulatory purposes. To be categorized as well capitalized, the Bank must maintain a Tier 1 (core) capital ratio of 5.0%, a Tier 1 risk-based ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The following is a summary of the Bank’s actual capital:

June 30, 2003 and 2002

	2003		2002
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital (to Risk-Weighted Assets)	$2,328	17.91%	$2,170	14.92%
Tier I Risk-Based Capital (to Risk-Weighted Assets)	$2,168	16.68%	$2,009	13.82%
Tier I Capital (to Adjusted Tangible Assets)	$2,168	5.85%	$2,009	5.39%
Tangible Equity Capital (to Adjusted Tangible Assets)	$2,168	5.85%	$2,009	5.39%

Windsor Locks Community Bank, FSL

Notes to Financial Statements

10.    Pension Plan

The Bank maintains an insured contributory defined benefit pension plan covering all employees who meet the eligibility requirements. To be eligible, an employee must be 20.5 years of age and completed one year of service. The Bank’s policy is to fund pension costs accrued.

The following table sets forth the plan’s funded status at May 31, 2003 and 2002, and amounts recognized in the Bank’s balance sheet at June 30, 2003 and 2002:

	2003	2002

Benefit obligation at June 30,	$504,525	$442,506
Fair value of plan assets at June 30,	414,892	366,289

Funded status	$(89,633)	$(76,217)

Accrued benefit cost recognized in the statement of financial condition	$18,853	$23,699

Weighted-average assumptions as of May 31,
Discount rate	7.50%	7.50%
Expected return of plan assets	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%
Year ended June 30,
Benefit costs	$44,654	$44,555
Employer contribution	$49,500	$50,000
Plan participants’ contributions	$—	$—
Benefits paid	$14,189	$14,189

11.    Retained Earnings

Retained earnings at June 30, 2003 include approximately $756,000 for which no provision for Federal income tax has been made. This amount represents aggregate allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subjected to the then current corporate income tax rate.

Windsor Locks Community Bank, FSL

Notes to Financial Statements

12.    Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The following table summarizes the contractual amounts of outstanding commitments:

June 30, 2003 and 2002

	2003	2002

Commitments to extend credit:
Loan commitments	$543,000	$145,000
Unadvanced construction loans	144,000	328,210
Commitments to purchase securities	$499,750	$200,000

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments are principally collateralized by mortgages on real estate, generally have fixed expiration dates or other termination clauses, and may require payment of fees. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held is primarily residential property.

13.    Acquisition Agreement

On January 22, 2003, an Agreement and Plan of Merger by and among the Bank, Enfield Mutual Holding Company, New England Bancshares, Inc. and Enfield Federal Savings and Loan Association was signed. Under the Agreement, the Bank will merge with the Enfield Federal Savings and Loan Association with Enfield Federal Savings and Loan Association being the surviving entity. The merger is subject to the approval of regulators, the members of the Bank and the stockholders of the New England Bancshares, Inc.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 22, 2003

BY AND AMONG

ENFIELD MUTUAL HOLDING COMPANY,

NEW ENGLAND BANCSHARES, INC.,

ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

AND

WINDSOR LOCKS COMMUNITY BANK, FSL

i

EXHIBITS

Exhibit A	Directors of Resulting Institution
Exhibit B	Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of the 22nd day of January, 2003 (“Agreement”), by and among Enfield Mutual Holding Company, a federally chartered mutual holding company (“Acquiror MHC”), New England Bancshares, Inc., a federally chartered subsidiary holding company (“Acquiror Bancshares”), Enfield Federal Savings and Loan Association, a federally chartered stock savings and loan association (“Acquiror Bank”) (Acquiror MHC, Acquiror Bancshares and Acquiror Bank being collectively referred to as “Acquiror”), and Windsor Locks Community Bank, FSL, a federally chartered mutual savings and loan association (“Acquiree Bank”).

INTRODUCTORY STATEMENT

1. Acquiror MHC is a federally chartered mutual holding company with its principal office located at 660 Enfield Street, Enfield, Connecticut. Acquiror MHC owns approximately 55% of the outstanding common stock of Acquiror Bancshares, a federal corporation with its principal offices located at 660 Enfield Street, Enfield, Connecticut. Acquiror Bank is a federal stock savings bank with its principal offices located at 660 Enfield Street, Enfield, Connecticut. Acquiror Bancshares owns 100% of the capital stock of Acquiror Bank.

2. Acquiree Bank is a federal mutual savings bank with its principal offices located at 20-I Main Street, Windsor Locks, Connecticut.

3. The Board of Directors of each of Acquiror MHC, Acquiror Bancshares, Acquiror Bank and Acquiree Bank has determined that this Agreement, the Merger (as defined in Article I) and the business combination and related transactions contemplated hereby, whereby Acquiree Bank will merge with and into Acquiror Bank with Acquiror Bank being the surviving entity, are advisable and in the best interests of Acquiror, Acquiree Bank, the members of Acquiree Bank, the members of Acquiror MHC, and the stockholders of Acquiror Bancshares.

4. Acquiror and Acquiree Bank each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Acquiree Bank” shall have the meaning given to that term in the preamble.

“Acquiree Bank Employee Plans” shall have the meaning given to that term in Section 3.2(m)(i).

“Acquiree Bank Financial Statements” shall have the meaning given to that term in Section 3.2(e).

“Acquiree Proxy Statement” shall have the meaning given to that term in Section 5.9(a).

“Acquiree Continuing Employee” shall have the meaning given to that term in Section 5.11(a).

“Acquiree Members Meeting” shall have the meaning given to that term in Section 5.8(c).

“Acquiree Bank Pension Plan” shall have the meaning given to that term in Section 3.2(m)(iii).

“Acquiree Disclosure Letter” shall have the meaning given to that term in Section 3.1.

“Acquiror” shall have the meaning given to that term in the preamble.

“Acquiror Bancshares” shall have the meaning given to that term in the preamble.

“Acquiror Bancshares Common Stock” means the common stock, par value $.01 per share, of Acquiror Bancshares.

“Acquiror Bancshares’s Reports” shall have the meaning given to that term in Section 3.3(e)(i).

“Acquiror Bank” shall have the meaning given to that term in the preamble.

“Acquiror Disclosure Letter” shall have the meaning given to that term in Section 3.1.

“Acquiror Employee Plan” shall have the meaning given to that term in Section 3.3(m)(i).

“Acquiror ESOP” means the Acquiror Bank Employee Stock Ownership Plan.

“Acquiror Stockholders Meeting” shall have the meaning given to that term in Section 5.8(a).

“Acquiror MHC” shall have the meaning given to that term in the preamble.

“Acquiror Pension Plan” shall have the meaning given to that term in Section 3.3(m)(iii).

“Acquiror Proxy Statement” shall have the meaning given to that term in Section 5.9(a).

“Acquiror Members Meeting” shall have the meaning given to that term in Section 5.8(b).

“Acquisition Proposal” means any proposal or offer with respect to an Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Acquiree Bank; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Acquiree Bank’s consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Appraised Value” means the appraised value of Acquiree Bank as of the Effective Date, as determined by an Independent Appraisal.

“Closing” shall have the meaning given to that term in Section 2.2.

“Closing Date” shall have the meaning given to that term in Section 2.2.

“CRA” means the Community Reinvestment Act.

“Disclosure Letter” shall have the meaning given to that term in Section 3.1.

“Effective Date” shall have the meaning given to that term in Section 2.3.

“Effective Time” shall have the meaning given to that term in Section 2.3.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Acquiror MHC, Acquiror Bancshares or Acquiror Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Party” shall have the meaning given to that term in Section 5.12(a).

“Independent Appraisal” shall mean the appraisal of the fair market value of Acquiree Bank determined by an independent appraisal firm that is expert in valuing mutual savings institutions, such appraisal being acceptable to the OTS and reasonably acceptable to Acquiree Bank and Acquiror.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with a title of senior vice president or above.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Market Price Per Share” shall have the meaning given to that term in Section 2.4(b).

“Material Adverse Effect” means an effect which is material and adverse to the business, financial condition or results of operations of Acquiror MHC, Acquiror Bancshares, Acquiror Bank and their Subsidiaries, taken as a whole on the one hand or Acquiree Bank on the other hand, as the context may dictate; provided, however, that any such effect resulting solely from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Acquiror Bank and Acquiree Bank, or to financial and/or depository institutions generally, or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, shall not be considered in determining if a Material Adverse Effect has occurred.

“Maximum Insurance Amount” shall have the meaning given to that term in Section 5.12(c).

“Merger” shall mean, the Merger of Acquiree Bank into Acquiror Bank (as defined in Section 2.1) and any other mergers necessary to effectuate the transactions contemplated by this Agreement.

“OTS” means the Office of Thrift Supervision.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which a party hereto has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that Acquiree Bank’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the members of Acquiree Bank than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal).

“taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“Voting Agreement” means the agreement, in the form of Exhibit B hereto, executed by each of Acquiror’s directors and executive directors and executive officers, to vote their shares of Acquiror Bancshares Common Stock in favor of this Agreement and the Merger.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) General. On the Effective Date (as defined in Section 2.3), Acquiree Bank will merge with and into Acquiror Bank with Acquiror Bank as the resulting institution and the name of the resulting institution will be Enfield Federal Savings and Loan Association (the “Merger”). At the Effective Time of the Merger, the separate corporate existence of Acquiree Bank shall cease. Acquiror Bank shall be the surviving institution in the Merger and shall continue to be governed by the HOLA and the regulations of the OTS thereunder and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each borrower member of Acquiree Bank and each holder of a deposit account in Acquiree Bank as of the Effective Time of the Merger shall have the same rights and privileges in Acquiror Bank as if such borrowing and/or deposit account, respectively, had been established at Acquiror Bank, and all deposit accounts established at Acquiree Bank prior to the Effective Time of the Merger shall confer on a depositor the same rights and privileges in Acquiror Bank as if such deposit account had been established at Acquiror Bank on the date established at Acquiree Bank.

(b) OTS Approval. The Merger shall not be effective until and unless it is approved by the OTS. The Effective Date of the Merger shall be the date on which Articles of Combination for the Bank Merger are endorsed by the OTS.

(c) Home Office and Branches of Resulting Institutions. The home office of the resulting institution from the Merger shall be 660 Enfield Street, Enfield, Connecticut 06083. The branch offices of Acquiror Bank and Acquiree Bank that are in lawful operation immediately prior to the Merger shall continue to be operated, at the same locations, as branch offices of the resulting institution; provided however, that Acquiror Bank and Acquiree Bank expect that following the Merger, the branch office of Acquiree Bank located at 20 Main Street, Windsor Locks, Connecticut will be consolidated with the Acquiror Bank branch office located at 20 Main Street, Windsor Locks, Connecticut.

(d) Business of Resulting Institutions. The business of Acquiror Bank as the resulting institution shall be that of a federally chartered savings association as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Acquiree Bank and Acquiror Bank shall be automatically transferred to and vested in Acquiror Bank as the resulting institution by virtue of the Merger without any deed or other document of transfer. Acquiror Bank as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Acquiree Bank and Acquiror Bank. Acquiror Bank as the resulting institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Acquiree Bank and Acquiror Bank immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Acquiree Bank and Acquiror Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Acquiree Bank or Acquiror Bank. All rights of creditors and other obligees and all liens on property of either Acquiree Bank or Acquiror Bank shall be preserved and shall not be released or impaired. The interests of members, if any, in Acquiree Bank and Acquiror Bank shall continue after the Merger in the resulting institution.

(e) Directors of Resulting Institution. In accordance with Section 5.13(c) hereof, the directors of Acquiror Bank, as the resulting institution, following the Merger shall be those persons identified in Exhibit A hereto.

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Muldoon Murphy & Faucette LLP, 5101 Wisconsin Avenue, Washington, DC at 10:00 a.m. on the date designated by Acquiror MHC within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3 Effective Time. In connection with the Closing, the parties hereto shall duly execute and deliver articles of combination to the OTS for filing and endorsement pursuant to the HOLA and the regulations of the OTS thereunder with respect to the Merger. The Merger shall become effective on such date (the “Effective Date”) and at such time as the parties hereto agree and specify in the articles of combination (the time such merger becomes effective being the “Effective Time”).

2.4 Effect on Outstanding Shares of Acquiror Bancshares Common Stock.

(a) Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Acquiror Bancshares Common Stock issued and outstanding immediately prior to the Effective

Time shall remain an issued and outstanding share of common stock of Acquiror Bancshares and shall not be affected by the Merger.

(b) At the Effective Time, Acquiror Bancshares shall issue to Acquiror MHC a number of additional shares of Acquiror Bancshares Common Stock equal to the quotient obtained by dividing the Appraised Value of Acquiree Bank by the Market Price Per Share of Acquiror Bancshares Common Stock. The Market Price Per Share shall mean the average of the closing bid price of Acquiror Bancshares Common Stock on the OTC Bulletin Board as reported on the Internet at www.otcbb.com for the 15 consecutive trading days ending on the fifth day before the Effective Date.

2.5 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Acquiror may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Acquiror may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors or members of Acquiree Bank; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond December 31, 2003; or (iii) change the benefits or other arrangements provided to or on behalf of Acquiree Bank’s directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters. Prior to the execution and delivery of this Agreement, Acquiree Bank on the one hand and Acquiror on the other hand have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate). The Disclosure Letter delivered by Acquiree is referred to herein as the “Acquiree Disclosure Letter,” and the Disclosure Letter delivered by Acquiror is referred to herein as the “Acquiror Disclosure Letter.” The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

3.2 Representations and Warranties of Acquiree Bank. Except as set forth in the Acquiree Disclosure Letter, Acquiree Bank represents and warrants the following to Acquiror:

(a) Organization. Acquiree Bank is a savings and loan association validly existing in the mutual form of organization under the laws of the United States of America. Acquiree Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Acquiree Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Acquiree Bank. Acquiree Bank has no direct or indirect subsidiaries.

(b) Capital Structure. As of the date of this Agreement, (i) Acquiree Bank does not have any authorized or outstanding capital stock, and (ii) Acquiree Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Acquiree Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Acquiree Bank or obligating Acquiree Bank to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(c) Authority. Acquiree Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Acquiree Bank’s Board of Directors, and, except for the approval and adoption of this Agreement by the members of Acquiree Bank, if required, no other corporate proceedings on the part of Acquiree Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Acquiree Bank and constitutes a valid and binding obligation of Acquiree Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(d) No Violations; Consents. The execution, delivery and performance of this Agreement by Acquiree Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiree Bank (or any of its properties) is subject, (ii) violate the charter or bylaws of Acquiree Bank or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Acquiree Bank under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiree Bank is a party, or to which any of its properties or assets may be subject, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiree Bank.

No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Acquiree Bank of this Agreement or the consummation by Acquiree Bank of the merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by federal and state banking authorities and the Department of Justice. As of the date hereof, Acquiree Bank knows of no reason pertaining to Acquiree Bank why any of the approvals referred to in this Section 3.2(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(e) Financial Statements. Acquiree Bank has previously provided to Acquiror MHC, Acquiror Bancshares and Acquiror Bank its (i) audited balance sheets and statements of income, changes in equity and cash flows for each of the years in the three-year period ended June 30, 2002 together with notes thereto, accompanied by the audit report of Acquiree Banks independent public auditors and (ii) unaudited consolidated balance sheet and statements of income and changes in equity for the three months ended September 30, 2002 (the “Acquiree Bank Financial Statements”). The Acquiree Bank Financial Statements were prepared from the books and records of Acquiree Bank, fairly present the consolidated financial position of Acquiree Bank at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Acquiree Bank for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

(f) Absence of Certain Changes or Events. Except as set forth in Section 3.2(f) of the Acquiree Disclosure Letter, since June 30, 2002, (i) Acquiree Bank has conducted its businesses only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Acquiree Bank, considered as a whole, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Acquiree Bank to any of its directors, officers or employees, other than in conformity with the policies and practices of Acquiree Bank in the usual and ordinary course of its business, (iv) Acquiree Bank has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the policies and practices of Acquiree Bank in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of Acquiree Bank other than as required by GAAP.

(g) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Acquiree Bank, threatened against or affecting Acquiree Bank or any property or asset of Acquiree Bank that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiree Bank. To the knowledge of Acquiree Bank, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Acquiree Bank. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Acquiree Bank that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiree Bank.

(h) Absence of Regulatory Actions. Since December 31, 1997, Acquiree Bank has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

(i) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Acquiree Bank have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Acquiree Bank have been paid in full or adequate provision has been made for any such taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Acquiree Bank, and no claim has been made by any authority in a jurisdiction where Acquiree Bank does not file tax returns that Acquiree Bank is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Acquiree Bank have been paid in full or adequate provision has been made for any such taxes. Acquiree Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Acquiree Bank and its Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Acquiree Bank and each of its Subsidiaries has timely complied with all applicable information reporting requirements under

Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(j) Agreements.

(i) Section 3.2(j) of the Acquiree’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Acquiree Bank is a party or is bound:

(A) with any executive officer or other key employee of Acquiree Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Acquiree Bank of the nature contemplated by this Agreement;

(B) with respect to the employment of any directors, officers, employees or consultants;

(C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D) containing covenants that limit the ability of Acquiree Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Acquiree Bank may carry on its business (other than as may be required by law or any regulatory agency);

(E) pursuant to which Acquiree Bank may become obligated to invest in or contribute capital to any entity;

(F) that relates to borrowings of money (or guarantees thereof) by Acquiree Bank in excess of $50,000;

(G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(H) that was not made in the ordinary course of business which is material to Acquiree Bank and is to be performed in whole or in part at or after the execution of this Agreement or was entered into not more than two years before such execution. Only contracts need be identified as to which Acquiree Bank is a party or has succeeded to a party by assumption or assignment or in which the Acquiree Bank has a beneficial interest;

(I) to which directors, officers, promoters, voting trustees, security holders of Acquiree Bank, or underwriters are parties other than contracts involving only the purchase or sale of current assets having a determinable market price, at such market price;

(J) upon which Acquiree Bank’s business is substantially dependent, as in the case of continuing contracts to sell the major part of Acquiree Bank’s products or services or to purchase the major part of Acquiree Bank’s requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which Acquiree Bank’s business depends to a material extent;

(K) calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15% of the fixed assets of Acquiree Bank;

(L) which is a material lease under which a part of the property described in the Agreement is held by Acquiree Bank;

(M) which is a management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to options, warrants or rights, pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the executive officers of the Acquiree Bank participates, and any other management contract or any compensatory plan, contract, or arrangement in which any other executive officer of the Acquiree participates shall be identified unless immaterial in amount or significance.

(N) which is a compensatory plan, contract or arrangement pursuant to which equity may be awarded, including, but not limited to, options, warrants or rights (or if not set forth in any formal document, a written description thereof), in which any employee (whether or not an executive officer of Acquiree Bank) participants shall be identified unless immaterial in amount or significance. A compensation plan assumed by a Acquiree Bank in connection with a merger, consolidation or other acquisition transaction pursuant to which the Acquiree Bank may make further grants or awards of its equity securities shall be considered a compensation plan of Acquiree Bank for purposes of the preceding sentence.

(ii) Acquiree Bank is not in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Acquiree Bank, no other party to any such agreement (excluding any loan or extension of credit made by Acquiree Bank) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiree Bank.

(k) Intellectual Property. Acquiree Bank owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and Acquiree Bank has not received any notice of conflict with respect thereto that asserts the right of others. Acquiree Bank has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

(l) Labor Matters. Acquiree Bank is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Acquiree Bank is not and has never been a party to, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Acquiree Bank is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acquiree Bank pending or, to the knowledge of Acquiree Bank, threatened.

(m) Employee Benefit Plans.

(i) The Acquiree Disclosure Letter contains a complete and accurate list of all pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Acquiree Bank (hereinafter referred to collectively as the “Acquiree Bank Employee Plans”). Acquiree Bank has previously delivered or made available to Acquiror true and complete copies of each agreement, plan and other documents referenced in the Acquiree Disclosure Letter. There has been no announcement or commitment by Acquiree Bank to create an additional Acquiree Bank Employee Plan, or to amend any Acquiree Bank Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Acquiree Bank Employee Plan. With respect to each Acquiree Bank Employee Plan, Acquiree Bank has previously made available to Acquiror a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Acquiree Bank Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Acquiree Bank Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Acquiree Bank Employee Plan, to the extent available, if the Acquiree Bank Employee Plan is subject to Title I of ERISA, and (E) the most recent actuarial report or valuation if such Acquiree Bank Employee Plan is an Acquiree Bank Pension Plan and any subsequent changes to the actuarial assumptions contained therein.

(ii) There is no pending or, to Acquiree Bank’s knowledge, threatened litigation, administrative action or proceeding relating to any Acquiree Bank Employee Plan. All of the Acquiree Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Acquiree Bank Employee Plans which is likely to result in the imposition of any penalties or taxes upon Acquiree Bank under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Acquiree Bank to be incurred with respect to any Acquiree Employee Plan which is subject to Title IV of ERISA (“Acquiree Bank Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Acquiree Bank or any ERISA Affiliate. No Acquiree Bank Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiree Bank Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Acquiree Bank Pension Plan as of the end of the most recent plan year with respect to the respective Acquiree Bank Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Acquiree Bank Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiree Bank Pension Plan within the 12-month period ending on the date hereof. Acquiree Bank has not provided, and is not required to provide, security to any Acquiree Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Acquiree Bank, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv) Each Acquiree Bank Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (an “Acquiree Bank Qualified Plan”) has received a favorable determination letter from the IRS, and Acquiree Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(v) Acquiree Bank does not have any obligations for post-retirement or post-employment benefits under any Acquiree Bank Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Acquiree Bank to any person which is an “excess parachute payment” (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Acquiree Bank Employee Plan or accelerate the time of payment or vesting of any such benefit.

(n) Title to Assets. The Acquiree Disclosure Letter contains a complete and accurate list of all real property owned or leased by Acquiree, including all properties of Acquiree Bank classified as “Real Estate Owned” or words of similar impact. Acquiree Bank has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Acquiree Bank is lessee or lessor is valid and in full force and effect and neither Acquiree Bank, nor, to the knowledge of Acquiree Bank, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All material tangible properties of Acquiree Bank are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Acquiree Bank to be adequate for the current business of Acquiree Bank. To the knowledge of Acquiree Bank, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(o) Compliance with Laws. Acquiree Bank conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. Acquiree Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Acquiree Bank is not in violation of and Acquiree Bank has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiree Bank.

(p) Environmental Matters.

(i) Each of Acquiree Bank, the Participation Facilities, and, to the knowledge of Acquiree Bank, the Loan Properties are, and have been, in substantial compliance with, and is not liable under, all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Acquiree Bank, threatened, before any court, governmental agency or board or other forum against Acquiree Bank or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Acquiree Bank or any Participation Facility.

(iii) To the knowledge of Acquiree Bank, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Acquiree Bank in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Acquiree Bank has not received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) Except as set forth in Section 3.2(p)(v) of the Acquiree Disclosure Letter, there are no underground storage tanks at any properties owned or operated by Acquiree Bank or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Acquiree Bank or any Participation Facility.

(vi) During the period of (A) the ownership or operation by Acquiree Bank of any of its current properties or (B) the participation of Acquiree Bank in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Acquiree Bank, prior to the period of (A) the ownership or operation by Acquiree Bank of any of its current properties or (B) the participation of Acquiree Bank in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(q) Loan Portfolio; Allowance for Loan Losses; Asset Quality.

(i) With respect to each Loan owned by Acquiree Bank in whole or in part:

(A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B) neither Acquiree Bank, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C) Acquiree Bank is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of Acquiree Bank;

(D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(F) there is no pending or, to the knowledge of Acquiree Bank, threatened, condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Acquiree Bank; and

(G) to the knowledge of Acquiree Bank, there is no litigation or proceeding pending or, to the knowledge of Acquiree Bank, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act,

Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for loan losses reflected in Acquiree Bank’s audited balance sheet at June 30, 2002 was, and the allowance for loan losses shown on the balance sheets in Acquiree Bank’s Reports for periods ending after June 30, 2002, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(iv) Section 3.2(q)(iv)(A) of the Acquiree’s Disclosure Letter sets forth a true and complete listing, as of September 30, 2002, of:

(A) all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Acquiree Bank due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(v) Acquiree Bank is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Acquiree Bank that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of Acquiree Bank is listed in the Acquiree Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(r) Deposits. The deposit accounts of Acquiree Bank are insured by the FDIC to the maximum extent permitted by law. None of the deposits of Acquiree Bank is a “brokered” deposit.

(s) Anti-takeover Provisions Inapplicable. Acquiree Bank has taken all actions required to exempt Acquiree Bank, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(t) Material Interests of Certain Persons. No officer or director of Acquiree Bank, or any affiliate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Acquiree Bank.

(u) Insurance. Except as set forth in Section 3.2(u) of the Acquiree Disclosure Letter, in the opinion of management, Acquiree Bank is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Acquiree Bank are in full force and effect, Acquiree Bank is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

(v) Investment Securities.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Acquiree Bank is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Except as set forth in Section 3.2(v)(ii) of the Acquiree Disclosure Letter, Acquiree Bank is not party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(w) Indemnification. Except as provided in the charter or bylaws of Acquiree Bank, Acquiree Bank is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Acquiree Bank and, to the knowledge of Acquiree Bank, there are no claims for which any such person would be entitled accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(x) Books and Records. The books and records of Acquiree Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(y) Corporate Documents. Acquiree Bank has previously furnished or made available to Acquiror a complete and correct copy of its charter and bylaws as in effect as of the date of this Agreement. Acquiree Bank is not in violation of its charter, bylaws or similar organizational documents. The minute books of Acquiree Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders or members, as the case may be.

(z) Community Reinvestment Act Compliance. Acquiree Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiree Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiree Bank, there is no fact or circumstance or set of facts or circumstances that would cause Acquiree Bank to fail to comply with such provisions or cause the CRA rating of Acquiree Bank to fall below satisfactory.

(aa) Undisclosed Liabilities. As of the date hereof, Acquiree Bank has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated financial statements of Acquiree Bank as of June 30, 2002, except for (i) liabilities incurred since June 30, 2002 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acquiree Bank, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(bb) Fees. Neither Acquiree Bank nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Acquiree Bank in connection with this Agreement or the transactions contemplated hereby.

3.3 Representations and Warranties of Acquiror. Except as set forth in the Acquiror Disclosure Letter, Acquiror MHC, Acquiror Bancshares and Acquiror Bank jointly and severally represent and warrant the following. Any reference to “Acquiror” in this Section 3.3 shall include each of Acquiror MHC, Acquiror Bancshares and/or Acquiror Bank individually, as and to the extent applicable.

(a) Organization. Acquiror MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Acquiror Bancshares is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Acquiror Bank is a stock savings and loan association, validly existing and in good standing under the laws of the United States of America. Each of Acquiror MHC, Acquiror Bancshares and Acquiror Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Acquiror MHC, Acquiror Bancshares and Acquiror Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Acquiror, considered as a whole.

(b) Subsidiaries.

(i) Each of Acquiror Bancshares’s Subsidiaries other than Acquiror Bank is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Acquiror considered as a whole. Acquiror MHC’s, Acquiror Bancshares’s and Acquiror Bank’s ownership interest in each of its subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by mutual holding companies and federally chartered savings associations.

(ii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Acquiror Bancshares are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iii) No Subsidiary of Acquiror Bancshares other than Acquiror Bank is an “insured depository institution” as defined in the FDIA and the applicable regulations thereunder.

(c) Authority. Each of Acquiror MHC, Acquiror Bancshares and Acquiror Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the documents referred to herein and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of Acquiror MHC, Acquiror Bancshares and Acquiror Bank, and no other corporate proceedings on the part of Acquiror MHC, Acquiror Bancshares or Acquiror Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) if required by the OTS, the approval and adoption of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Bancshares Common Stock, and, if required by the OTS, the affirmative vote of the majority of total outstanding shares excluding those shares beneficially owned by Acquiror MHC and (ii) if required by the OTS, the approval and adoption of this Agreement by the affirmative vote of a majority of the votes eligible to be cast by the members of Acquiror MHC. This Agreement has been duly and validly executed and delivered by each of Acquiror MHC, Acquiror Bancshares and Acquiror Bank and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(d) No Violations; Consents.

(i) The execution, delivery and performance of this Agreement by Acquiror does not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiror (or any of its properties) is subject, (B) violate the charter or bylaws of Acquiror or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Acquiror under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiror is a party, or to which any of its properties or assets may be subject except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror considered as a whole.

(ii) No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Acquiror of this Agreement or the consummation by Acquiror of the Merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities and the Department of Justice. As of the date hereof, Acquiror knows of no reason pertaining to Acquiror why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(e) Securities Filings and Financial Statements.

(i) All reports, registration statements, and definitive proxy statements and information statements filed by Acquiror Bancshares or any of its Subsidiaries with the SEC under the Securities Act or the Exchange Act since February 15, 2002 (collectively, “Acquiror Bancshares’ Reports”) as of the date filed (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.

(ii) Each of the financial statements (including, in each case, any notes thereto) of Acquiror Bancshares included in Acquiror Bancshares’ Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Acquiror Bancshares’ Reports were prepared from the books and records of Acquiror Bancshares and its Subsidiaries, fairly present the consolidated financial position of Acquiror Bancshares and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Acquiror Bancshares and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

(f) Absence of Certain Changes or Events. Except as disclosed in Acquiror Bancshares’ Reports filed with the SEC prior to the date of this Agreement, since March 31, 2002, (i) Acquiror has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Acquiror considered as a whole, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Acquiror to any of its directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (iv) Acquiror has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (v) there has been no change in any accounting principles, practices or methods of Acquiror other than as required by GAAP.

(g) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any property or asset of Acquiror or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror considered as a whole. To the knowledge of Acquiror there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Acquiror or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Acquiror or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror considered as a whole.

(h) Absence of Regulatory Actions. Since December 31, 1997, neither Acquiror nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

(i) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Acquiror have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Acquiror have been paid in full or adequate provision has been made for any such taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Acquiror, and no claim has been made by any authority in a jurisdiction where Acquiror does not file tax returns that Acquiror is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Acquiror have been paid in full or adequate provision has been made for any such taxes. Acquiror has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Acquiror and its Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Acquiror and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(j) Agreements.

(i)	Except for this Agreement, Acquiror is not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Acquiror Bancshares’ Reports.

(ii)	Acquiror is not in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Acquiror, no other party to any such agreement (excluding any loan or extension of credit made by Acquiror) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

(k) Intellectual Property. Acquiror owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and Acquiror has not received any notice of conflict with respect thereto that asserts the right of others. Acquiror and its Subsidiaries have performed all the obligations required to be performed by it and is not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

(l) Labor Matters. Acquiror is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Acquiror has not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Acquiror is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acquiror pending or, to the knowledge of Acquiror, threatened.

(m) Employee Benefit Plans.

(i) All pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Acquiror MHC, Acquiror Bancshares and Acquiror Bank are hereinafter referred to collectively as the “Acquiror Employee Plans”. Acquiror has previously delivered or made available to Acquiree Bank true and complete copies of each Acquiror Employee Plan. There has been no announcement or commitment by Acquiror to create an additional Acquiror Employee Plan, or to amend any Acquiror Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Acquiror Employee Plan.

(ii) There is no pending or, to Acquiror’s knowledge, threatened litigation, administrative action or proceeding relating to any Acquiror Employee Plan. All of the Acquiror Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Acquiror Employee Plans which is likely to result in the imposition of any penalties or taxes upon Acquiror under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Acquiror to be incurred with respect to any Acquiror Employee Plan which is subject to Title IV of ERISA (“Acquiror Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Acquiror or any ERISA Affiliate. No Acquiror Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiror Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Acquiror Pension Plan as of the end of the most recent plan year with respect to the respective Acquiror Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Acquiror Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Pension Plan within the 12-month period ending on the date hereof. Acquiror has not provided, or been required to provide, security to any Acquiror Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Acquiror, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv) Each Acquiror Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Acquiror Qualified Plan”) has received a favorable determination letter from the IRS, and Acquiror is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Acquiror Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Acquiror Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(n) Title to Assets. Acquiror has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Acquiror is lessee or lessor is valid and in full force and effect and neither Acquiror, nor, to the knowledge of Acquiror, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All material tangible properties of Acquiror are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Acquiror to be adequate for the current business of Acquiror. To the knowledge of Acquiror, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(o) Compliance with Laws. Each of Acquiror MHC, Acquiror Bancshares and Acquiror Bank conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. Acquiror has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Acquiror is not in violation of or has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror, considered as a whole.

(p) Environmental Matters.

(i) Each of Acquiror, the Participation Facilities, and, to the knowledge of Acquiror, the Loan Properties, is, and has been, in substantial compliance with, and is not liable under, all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Acquiror, threatened, before any court, governmental agency or board or other forum against Acquiror or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Acquiror or any Participation Facility.

(iii) To the knowledge of Acquiror, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Acquiror in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Acquiror has not received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) There are no underground storage tanks at any properties owned or operated by Acquiror or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Acquiror or any Participation Facility.

(vi) During the period of (A) the ownership or operation by Acquiror of any of its current properties or (B) the participation of Acquiror in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Acquiror, prior to the period of (A) the ownership or operation by Acquiror of any of its current properties or (B) the participation of Acquiror in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(q) Loan Portfolio; Allowance for Loan Losses; Asset Quality.

(i) With respect to each Loan owned by Acquiror Bank in whole or in part:

(A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B) neither Acquiror Bank, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C) Acquiror Bank is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of Acquiror Bank;

(D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(F) there is no pending or, to the knowledge of Acquiror Bank, threatened, condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Acquiror Bank; and

(G) to the knowledge of Acquiror Bank, there is no litigation or proceeding pending or, to the knowledge of Acquiror Bank, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for loan losses reflected in Acquiror audited balance sheet at March 31, 2002 was, and the allowance for loan losses shown on the balance sheets in Acquiror Reports for periods ending after March 31, 2002, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(iv) Neither Acquiror Bank nor any of its Subsidiaries is a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Acquiror Bank or any of its Subsidiaries that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of Acquiror Bank or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(r) Deposits. The deposit accounts of Acquiror Bank are insured by the FDIC to the maximum extent permitted by law. None of the deposits of Acquiror Bank is a “brokered” deposit.

(s) Insurance. In the opinion of management, Acquiror is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Acquiror are in full force and effect, Acquiror is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion.

(t) Investment Securities.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Acquiror is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither Acquiror nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(u) Indemnification. Except as provided in the employment agreements filed as exhibits to Acquiror Bancshares’ Reports and as provided in the charter or bylaws of Acquiror, Acquiror is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Acquiror and Acquiror Bank and, to the knowledge of Acquiror, there are no claims for which any such person would be entitled accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(v) Books and Records. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(w) Corporate Documents. Acquiror has previously furnished or made available to Acquiree Bank a complete and correct copy of its charter and bylaws and the similar organizational documents of each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Acquiror nor any of their Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of Acquiror and each of its Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and their stockholders or members, as the case may be.

(x) Proxy Statements. The information regarding Acquiror to be included in any proxy statement which may be utilized by Acquiror in connection with the transactions contemplated by this Agreement will not, at the time distributed, and the information regarding Acquiror to be included in any such proxy statement will not, at the time distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(y) Community Reinvestment Act Compliance. Acquiror Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiror Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiror, there is no fact or circumstance or set of facts or circumstances that would cause Acquiror Bank to fail to comply with such provisions or cause the CRA rating of Acquiror Bank to fall below satisfactory.

(z) Undisclosed Liabilities. As of the date hereof, neither Acquiror nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated financial statements of Acquiror Bancshares as of March 31, 2002, except for (i) liabilities incurred since March 31, 2002 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acquiror considered as a whole and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by Acquiree Bank. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time of the Merger, Acquiree Bank shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Acquiror Bank, which consent shall not be unreasonably withheld:

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)	(i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank that mature within one year, sales of certificates of deposit that mature within five years and entering into repurchase agreements; provided, however, that in no event shall such indebtedness or other similar arrangements with an individual, corporation or other entity exceed an aggregate of $25,000, except that Acquiree Bank may incur Federal Home Loan Bank advances of up to $250,000 and accept deposits or certificates of deposit from any individual customer in an amount not to exceed $300,000;

(ii) prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder;

(c) issue any capital stock;

(d) make, declare or pay any dividend or make any other distribution to its members;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(f) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(h) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower, or (ii) loans or advances as to which it has a binding obligation to make such loans or advances as of the date hereof;

(i) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Acquiree Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(j) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

(iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(iv) appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $25,000 or hire employees with annual compensation in excess of $50,000 in the aggregate;

(k) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(l) amend its charter or bylaws, except as may be contemplated by this Agreement including any amendment Acquiree Bank deems reasonably necessary to facilitate members approval of the Merger;

(m) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(o) make any capital expenditures in excess of $50,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(p) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(q) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(r) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Acquiree Bank or response thereto by Acquiror shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by Acquiror. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, nor shall they permit any Subsidiary to, without the prior written consent of Acquiree Bank, which shall not unreasonably be withheld:

(a) take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) Except as permitted by this Agreement, Acquiree Bank shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Acquiror), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Acquiree Bank or any investment banker, financial advisor, attorney, accountant or other representative retained by Acquiree Bank shall be deemed to be a breach of this Section 5.1 by Acquiree Bank. Notwithstanding the foregoing, Acquiree Bank may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to Acquiree Bank to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Acquiree Bank and Acquiror dated August 21, 2002 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Acquiree Bank’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b) Acquiree Bank will notify Acquiror Bancshares immediately orally (within one day) and in writing (within three days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Acquiror Bancshares any written materials received by Acquiree Bank in connection therewith. Acquiree Bank will keep Acquiror Bancshares informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. Acquiree Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Acquiree Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. Acquiree Bank will promptly request each person (other than Acquiror) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Acquiree Bank to return or destroy all confidential information previously furnished to such person by or on behalf of Acquiree Bank. Acquiree Bank shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2 Certain Policies and Actions of Acquiree Bank. At the request of Acquiror, Acquiree Bank agrees to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Acquiror Bank; provided, however, that Acquiree Bank shall not be required to take such action prior to the date on which all regulatory and member and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from Acquiror that it is not aware of any fact or circumstance that would prevent completion of the Merger, and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. The representations, warranties and covenants of Acquiree Bank contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

5.3 Access and Information.

(a) Upon reasonable notice, Acquiree Bank shall afford Acquiror and its representatives (including, without limitation, directors, officers and employees of Acquiror and its affiliates and counsel, accountants and other professionals retained by Acquiror) such reasonable access during normal business hours throughout the period prior to the Effective Time of the Merger to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Acquiree Bank as Acquiror may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Acquiree Bank in this Agreement.

(b) From the date hereof until the Effective Time of the Merger, Acquiree Bank shall promptly provide Acquiror with (i) a copy of each report, schedule and other document filed with or received by it from any federal or state banking regulator, (ii) a copy of any materials furnished to its senior management and all materials furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) any other information concerning its business, properties and personnel as Acquiror may reasonably request. Notwithstanding the foregoing, Acquiree Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c) Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to Acquiror or an affiliate of Acquiror other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Acquiror or an affiliate of Acquiror from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Acquiree Bank or (iv) is or becomes readily ascertainable from published information or trade sources.

(d) From and after the date hereof, representatives of Acquiror Bank and Acquiree Bank shall meet on a regular basis to discuss and plan for the conversion of Acquiree Bank’s data processing and related electronic informational systems to those used by Acquiror Bank with the goal of conducting such conversion simultaneously with the consummation of the Merger.

5.4 Applications; Consents.

(a) Acquiror and Acquiree Bank shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Acquiror and Acquiree Bank shall furnish each other with all information concerning themselves, any Subsidiaries, and any respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Acquiree Bank or Acquiror or any Subsidiary to any Governmental Entity in connection with the transactions contemplated by this Agreement. Acquiror and Acquiree Bank shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it and any Subsidiary that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and shall cause any Subsidiary and affiliate to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5 Antitakeover Provisions. Acquiree Bank shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Acquiror, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature in the charter and bylaws of Acquiree Bank, and the provisions of any applicable federal or state antitakeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8 Stockholders Meeting; Members Meetings.

(a) If required by the OTS, Acquiror Bancshares will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required by the OTS, Acquiror Bancshares will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its stockholders (the “Acquiror Stockholders Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. If Acquiror Bancshares is required by the OTS to hold such Acquiror Stockholders Meeting, Acquiror Bancshares’ Board of Directors will use all reasonable best efforts to obtain from Acquiror Bancshares’ stockholders a vote approving and adopting this Agreement. If Acquiror Bancshares is required by the OTS to hold such Acquiror Stockholders Meeting, except as provided in this Agreement, (i) Acquiror

Bancshares’ Board of Directors shall recommend to Acquiror Bancshares’ stockholders approval and adoption of this Agreement, (ii) the proxy statement Acquiror Bancshares distributes to its stockholders shall include a statement to the effect that Acquiror Bancshares’ Board of Directors has recommended that Acquiror Bancshares’ stockholders vote in favor of the approval and adoption of this Agreement, and (iii) neither Acquiror Bancshares’ Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiree Bank, the recommendation of Acquiror Bancshares’ Board of Directors that Acquiror Bancshares’ stockholders vote in favor of approval and adoption of this Agreement or make any statement in connection with the Acquiror Stockholders Meeting inconsistent with such recommendation. Each of Acquiror Bancshares’ directors and executive officers has entered into a Voting Agreement in the form attached as Exhibit B hereto, to vote their respective shares of Acquiror Bancshares Common Stock in favor of the Merger. Notwithstanding the foregoing, if Acquiror Bancshares’ Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the Acquiror Stockholders Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the stockholders in the proxy statement distributed to stockholders or an appropriate amendment or supplement thereto to the extent required by law.

(b) If required by the OTS, Acquiror MHC will submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required by the OTS, Acquiror MHC will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts convene and hold a meeting of its members (the “Acquiror Members Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. If Acquiror MHC is required by the OTS to hold such Acquiror Members Meeting, Acquiror MHC’s Board of Directors will use all reasonable best efforts to obtain from Acquiror MHC’s members a vote approving and adopting this Agreement. If Acquiror MHC is required by the OTS to hold such Acquiror Members Meeting, (i) Acquiror MHC’s Board of Directors shall recommend to Acquiror MHC’s members approval and adoption of this Agreement, (ii) the proxy statement Acquiror MHC distributes to its members shall include a statement to the effect that Acquiror MHC’s Board of Directors has recommended that Acquiror MHC’s members vote in favor of the approval and adoption of this Agreement, and (iii) neither Acquiror MHC’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiree Bank, the recommendation of Acquiror MHC’s Board of Directors that Acquiror MHC’s members vote in favor of approval and adoption of this Agreement or make any statement in connection with the Acquiror Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Acquiror MHC’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the

Agreement to members at the Acquiror Members Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to members or an appropriate amendment or supplement thereto to the extent required by law.

(c) If required by the OTS, Acquiree Bank will cause Acquiree Bank to submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, Acquiree Bank will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of Acquiree Bank’s members, (the “Acquiree Members Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. If Acquiree Bank is required by the OTS to hold such Acquiree Members Meeting, Acquiree Bank’s Board will use all reasonable best efforts to obtain from Acquiree Bank’s members a vote approving and adopting this Agreement. If Acquiree Bank is required by the OTS to hold such Acquiree Members Meeting, except as provided in this Agreement, (i) Acquiree Bank’s Board will recommend to its members that they vote in favor of the approval and adoption of this Agreement, (ii) the proxy statement Acquiree Bank distributes to its members shall include a statement to the effect that Acquiree Bank’s Board of Directors has recommended that its members vote in favor of the approval and adoption of this Agreement, and (iii) neither Acquiree Bank’s Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the recommendation of Acquiree Bank’s Board of Directors that its members vote in favor of approval and adoption of this Agreement or make any statement in connection with the Acquiree Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Acquiree Bank’s Board of Directors, after consultation with and based on the written advice opinion of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to members at the Acquiree Members Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to its members or an appropriate amendment or supplement thereto to the extent required by law.

5.9 Proxy Statements.

(a) If required by the OTS, as promptly as reasonably practicable following the date hereof, Acquiror MHC and Acquiror Bancshares shall prepare and file with the OTS and/or the SEC as applicable, if necessary, a proxy statement and related materials relating to the matters to be submitted to the members of Acquiror MHC and/or the stockholders of Acquiror Bancshares, in each case as applicable and if necessary, at their respective Members Meeting or Stockholders Meeting, as applicable (such proxy statement(s) and related materials and any amendments or supplements thereto being individually and collectively referred to as the

“Acquiror Proxy Statement”). Upon request, Acquiree Bank will furnish to Acquiror MHC the information required to be included in the Acquiror Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Acquiror MHC on the form of, and any characterizations of such information included in, the Acquiror Proxy Statement prior to its being filed with the OTS and/or the SEC, as applicable, if necessary. Acquiror MHC, Acquiror Bancshares and Acquiree Bank shall use reasonable best efforts to have the Acquiror Proxy Statement cleared for use by the OTS and/or the SEC, in each case as applicable and if necessary, and to have the Acquiror Proxy Statement mailed to Acquiror Bancshares’ stockholders and/or to Acquiror MHC’s members, in each case as applicable and if necessary, as promptly as practicable thereafter. Acquiror MHC will advise Acquiree Bank, promptly after it receives notice thereof, of the time when the Acquiror Proxy Statement has been cleared for use by the OTS and/or the SEC, as applicable, or any request by the OTS and/or the SEC, as applicable, for amendment of the Acquiror Proxy Statement. If at any time prior to the Effective Time any information relating to Acquiree Bank or Acquiror MHC, or any of their respective affiliates, officers or directors, should be discovered by Acquiree Bank or Acquiror MHC which should be set forth in an amendment or supplement to the Acquiror Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OTS and/or the SEC, as applicable, and disseminated to the members of Acquiror MHC and or the stockholders of Acquiror Bancshares, as applicable.

(b) As promptly as reasonably practicable following the date hereof, Acquiree Bank shall prepare and file with the OTS a proxy statement and related materials relating to the matters to be submitted to the members of Acquiree Bank at its Members Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the “Acquiree Bank Proxy Statement”). Upon request, Acquiror will furnish to Acquiree Bank the information required to be included in the Acquiree Bank Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Acquiree Bank on the form of, and any characterizations of such information included in, the Acquiree Bank Proxy Statement prior to its being filed with the OTS. Acquiror and Acquiree Bank shall use reasonable best efforts to have the Acquiree Bank Proxy Statement cleared for use by the OTS and to have the Acquiree Bank Proxy Statement mailed to Acquiree Bank’s members as promptly as practicable thereafter. Acquiree Bank will advise Acquiror, promptly after it receives notice thereof, of the time when the Acquiree Bank Proxy Statement has been cleared for use by the OTS, or any request by the OTS for amendment of the Acquiree Bank Proxy Statement. If at any time prior to the Effective Time any information relating to Acquiree Bank or Acquiror or any of their respective affiliates, officers or directors, should be discovered by Acquiree Bank or Acquiror which should be set forth in an amendment or supplement to the Acquiree Bank Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OTS and disseminated to Acquiree Bank’s members.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time of the Merger, under any contract material to the financial condition, properties, businesses or results of operations of each party and any Subsidiary taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has resulted in, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect. Each of the parties hereto shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11 Employee Benefits Matters.

(a) All persons who are employees of Acquiree Bank immediately prior to the Effective Time of the Merger and whose employment is not specifically terminated at or prior to the Effective Time of the Merger (a “Acquiree Continuing Employee”) shall, at the Effective Time of the Merger, become employees of Acquiror Bank; provided, however, that in no event shall any of Acquiree Bank’s employees be officers of Acquiror MHC, Acquiror Bancshares or Acquiror Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Acquiror MHC, Acquiror Bancshares and Acquiror Bank. All of the Acquiree Continuing Employees shall be employed at the will of Acquiror Bank and no contractual right to employment shall inure to such employees because of this Agreement. Acquiror Bank will provide to Acquiree Bank a schedule of Acquiree Continuing Employees no later than 30 days prior to the Effective Date. To the extent that Acquiror terminates the employment of any of Acquiree Bank’s employees, other than for cause, within six months following the Effective Time, Acquiror shall provide to such former Acquiree Bank employee a severance payment equal to two weeks salary for each year of service that such employee was employed by Acquiree Bank, up to a maximum of 26 weeks salary; provided, however, that Acquiror shall not have any obligation to provide any severance payment to any of Acquiree Bank’s employees or Acquiree Continuing Employees whose termination of employment occurs due to death, disability, resignation or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with Acquiree Bank or Acquiror. Acquiree Bank has furnished Acquiror with a schedule identifying each Acquiree Bank employee and each such employee’s years of service with Acquiree Bank.

(b) As of the Effective Time of the Merger, Acquiror Bank shall make available employer-provided health and other employee welfare benefit plans to each Acquiree Continuing Employee on the same basis as it provides such coverage to Acquiror Bank employees. Acquiree Continuing Employees shall receive credit for service with Acquiree Bank under any existing or new Acquiror Bank health plan in which such employees or their dependents would be eligible to enroll. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. Acquiree Continuing Employees who become covered under a Acquiror Bank health plan shall be required to satisfy the deductible limitations of the Acquiror Bank health plan for the plan year in which coverage commences, with offset for deductibles satisfied under the Acquiree Bank health plan. Unless an Acquiree Continuing Employee affirmatively terminates coverage under an Acquiree Bank health plan prior to the time that such Acquiree Continuing Employee becomes eligible to participate in an Acquiror Bank health plan, no coverage of any of the Acquiree Continuing Employees or their dependents shall terminate under any other Acquiree Bank health plans prior to the time such Acquiree Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Acquiror Bank and their dependents.

(c) Each Acquiree Continuing Employee shall be eligible to participate in the Acquiror Pension Plan, Employee Stock Ownership Plan and 401(k) Plan with credit for prior service with Acquiree Bank for purposes of eligibility and vesting but not for purposes of benefit accrual under the Acquiror Pension Plan.

(d) The foregoing subparagraph (c) notwithstanding, Acquiror Bank agrees to honor in accordance with their terms all benefits vested as of the Effective Time of the Merger under the Acquiree Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in Acquiree Bank’s Disclosure Letter, including the three Change in Control Agreements for employees of Acquiree Bank disclosed in the Acquiree Disclosure Letter and benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

5.12 Indemnification.

(a) From and after the Effective Time of the Merger through the fifth anniversary of the Effective Time of the Merger, Acquiror Bancshares agrees to indemnify and hold harmless each present and former director and officer of Acquiree Bank, and each officer or employee of Acquiree Bank that is serving or has served as a director or trustee of another entity expressly at the request or direction of Acquiree Bank (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time of the Merger (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time of the Merger, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Acquiree Bank’s charter and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror Bank thereof, but the failure to so notify shall not relieve Acquiror Bank of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Acquiror Bank.

(c) Acquiror Bank shall maintain, for a period of six years from the Effective Date, Acquiree Bank’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Acquiree Bank’s existing policy, including Acquiror Bank’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance; provided, however, that in no event shall Acquiror Bank be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(c), an amount per annum in excess of 125% of the amount of the annual premiums paid by Acquiree Bank as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Acquiror Bank shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) In the event Acquiror Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror Bank assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13 Directors, Officers and Employees.

(a) From and after the Effective Time of the Merger the current Chairman of the Board of Directors and the current President and Chief Executive Officer of Acquiror MHC, Acquiror Bancshares and Acquiror Bank shall continue to serve in such capacity, respectively, except as set forth in Section 5.13(b) below.

(b) From and after the Effective Time of the Merger the current President of Acquiree Bank shall become the President of Acquiror Bank.

(c) From and after the Effective Time of the Merger the directors of Acquiror MHC shall be all of the directors of Acquiror MHC serving immediately prior to the Merger. Additionally, prior to the Effective Date, Acquiree Bank will designate by notice to Acquiror MHC two directors from Acquiree Bank’s Board of Directors reasonably acceptable to Acquiror MHC to serve on Acquiror MHC’s Board of Directors. Directors of Acquiree Bank who become directors of Acquiror MHC will receive the same board and committee fees as the other members of the Board of Directors of Acquiror MHC. The former directors of Acquiree Bank who become members of the Board of Directors of Acquiror MHC following the Merger shall be appointed to different classes of the Board of Directors of Acquiror MHC, as determined by Acquiror MHC in its sole discretion, so that the terms of service of the Acquiror MHC Board of Directors remain classified in three different classes as nearly equal in number as possible.

(d) From and other the Effective Time of the Merger, the directors of Acquiror Bancshares shall be all of the directors of Acquiror Bancshares serving immediately prior to the Merger and William Leary, who shall be invited to join the Board of Directors of Acquiror Bancshares to serve in the class of the Board of Directors whose term expires in 2005. Upon becoming a member of the Acquiror Bancshares Board of Directors, Mr. Leary will receive the same board and committee fees, if any, as the other members of the Board of Directors of Acquiror Bancshares.

(e) From and after the Effective Time of the Merger, each of the directors of Acquiror Bank shall be a director of Acquiror Bank and each director of Acquiree Bank serving immediately prior to the Merger will be invited to join the Board of Directors of Acquiror Bank and one or more board committees of Acquiror Bank, including the Asset/Liability Committee, Audit Committee or Planning Committee. Directors of Acquiree Bank who become directors of Acquiror Bank will receive the same board and committee fees as the other members of the Board of Directors of Acquiror Bank and will be eligible to participate in any stock-based benefit plans of Acquiror Bank. The former directors of Acquiree Bank who become members of the Board of Directors of Acquiror Bank following the Merger shall be appointed to three different classes on the Board of Directors of Acquiror Bank, as determined by Acquiror Bank in its sole discretion, so that the terms of service of the Acquiror Bank Board of Directors remain classified in three different classes as nearly equal in number as possible.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder/Member Approval. If required by the OTS, this Agreement shall have been approved by the requisite vote of Acquiror MHC’s members, Acquiror Bancshares’ stockholders and Acquiree Bank’s members in accordance with applicable laws and regulations.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Acquiror of the transactions contemplated hereby that, had such condition or requirement been known, Acquiror would not have entered into this Agreement.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the mergers contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the mergers contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger as contemplated by this Agreement.

(d) Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror (after giving effect to the consummation of the transactions contemplated hereby).

6.2 Conditions to the Obligations of Acquiror. The obligations of Acquiror to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Acquiror:

(a) Acquiree Bank’s Representations and Warranties. Each of the representations and warranties of Acquiree Bank set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each of the representations and warranties of Acquiree Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Acquiree Bank, considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b) Performance of Acquiree Bank’s Obligations. Acquiree Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time of the Merger.

(c) Officers’ Certificate. Acquiror shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Acquiree Bank to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Acquiree Bank.

(e) Good Standing and Other Certificates. Acquiror shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiree Bank and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Acquiror may reasonably require.

(f) Corporate Authorization. All corporate action required to be taken by or on the part of Acquiree Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Acquiree Bank of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and members of Acquiree Bank, as the case may be, and Acquiree shall have received certified copies of the resolutions evidencing such authorization.

6.3 Conditions to the Obligations of Acquiree Bank. The obligations of Acquiree Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Acquiree Bank:

(a) Acquiror Representations and Warranties. Each of the representations and warranties of Acquiror MHC, Acquiror Bancshares and Acquiror Bank set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each of the representations and warranties of Acquiror MHC, Acquiror Bancshares and Acquiror Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Acquiror considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b) Performance of Acquiror MHC, Acquiror Bancshares and Acquiror Bank’s Obligations. Acquiror MHC, Acquiror Bancshares and Acquiror Bank shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time of the Merger.

(c) Officers’ Certificate. Acquiree Bank shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Acquiror MHC, Acquiror Bancshares and Acquiror Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Good Standing and Other Certificates. Acquiree Bank shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiror and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Acquiree Bank may reasonably require.

(e) Corporate Authorization. All corporate action required to be taken by or on the part of Acquiror to authorize the execution, delivery and performance of this Agreement and the consummation by Acquiror of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and members or stockholders of Acquiror, as the case may be, and Acquiree Bank shall have received certified copies of the resolutions evidencing such authorization.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the merger contemplated hereby abandoned, at any time prior to the Effective Time of the Merger, by action taken or authorized by the Board of Directors of the terminating party, either before or after any required member or stockholder approval:

(a) Mutual Consent. By the mutual written consent of Acquiror MHC, Acquiror Bancshares, Acquiror Bank and Acquiree Bank; or

(b) No Stockholder or Member Approval. By Acquiror or Acquiree Bank, in the event of the failure of Acquiror Bancshares’ stockholders or Acquiror MHC’s members or the failure of the members of Acquiree Bank to approve the Agreement at their respective stockholders or members meetings, as applicable, to the extent such stockholder or member approval is required by the OTS, provided, however, that;

(i)	Acquiror shall only be entitled to terminate the Agreement pursuant to this clause if Acquiror MHC and Acquiror Bancshareshave complied in all material respects with their obligations under Section 5.8; and

(ii)	Acquiree Bank shall only be entitled to terminate the Agreement pursuant to this clause if Acquiree Bank has complied in all material respects with its obligations under Section 5.8; or

(c) No Regulatory Approval. By either Acquiror or Acquiree Bank, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) Delay. By either Acquiror or Acquiree Bank, in the event the Effective Date of the Merger shall not have occurred by December 31, 2003, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

(e) Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Acquiror or Acquiree Bank (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event that either of their respective Boards of Directors determines, by a majority vote of the members of such entire Board of Directors, that the other party shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or failure to perform, and (ii) renders the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may, incapable of being satisfied; or

(f) Failure of Acquiree to Recommend Approval. By Acquiror if: (i) the Board of Directors of Acquiree Bank does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval and adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, the Board of Directors of Acquiree Bank withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Acquiror; or

(g) Failure of Acquiror to Recommend Approval. By Acquiree Bank if: (i) the Board of Directors of Acquiror MHC or Acquiror Bancshares, as applicable, does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, that the members of Acquiror MHC or the stockholders of Acquiror Bancshares, as applicable, approve and adopt this Agreement or (ii) after making such recommendation in such proxy statement, the Board of Directors of Acquiror MHC or Acquiror Bancshares, as applicable, withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Acquiree Bank; or

(h) Superior Proposal. By the Board of Directors of Acquiree Bank, if the Board of Directors of Acquiree Bank authorizes Acquiree Bank to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of Acquiree Bank has determined is a Superior Proposal; provided, that Acquiree Bank shall not terminate this Agreement pursuant to this Section 7.1(h) and enter into an agreement for an Acquisition Transaction until the expiration of three business days following Acquiree Bank’s written notice advising Acquiror Bancshares that Acquiree Bank has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether Acquiree Bank intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, Acquiree Bank shall provide a reasonable opportunity to Acquiror Bancshares during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable Acquiree Bank to proceed with the transactions contemplated herein on such adjusted terms.

7.2 Termination Fees and Expenses.

(a) Notwithstanding the provisions of Section 8.6 hereof, if this Agreement is validly terminated pursuant to Section 7.1 of this Agreement, Acquiror shall reimburse Acquiree Bank its reasonable fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $90,000 in the aggregate, subject to the following:

(i)	Acquiree Bank shall furnish Acquiror with reasonable documentation in support of its request for reimbursement of fees and expenses at the time such request is made hereunder; and

(ii)	Acquiror shall have no obligation to reimburse Acquiree Bank for its fees and expenses as contemplated by this Section 7.2 if this Agreement is validly terminated (i) by Acquiror pursuant to Section 7.1(e) hereof, or (ii) by Acquiree Bank or Acquiror pursuant to Section 7.1(h) hereof.

(b) Notwithstanding the provisions of Section 7.2(a) hereof, if this Agreement is validly terminated (i) by Acquiror pursuant to Section 7.1(e) hereof as a result of Acquiree Bank’s willful or intentional breach, in any material respect, of its representations or warranties or as a result of Acquiree Bank’s willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, or (ii) by Acquiree Bank or Acquiror pursuant to Section 7.1(h) hereof, Acquiree Bank shall pay Acquiror a termination fee of $125,000.

7.3 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Acquiree Bank as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that Sections 5.3(c) and 7.2, shall survive any termination of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, without regard to conflicts of laws principles.

8.6 Expenses. Except as provided in Section 7.2(a) or (b), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to Acquiror MHC, Acquiror Bancshares and Acquiror Bank, to:

New England Bancshares, Inc.

660 Enfield Street

Enfield, Connecticut 06083

Facsimile: (860) 253-5205

Attention: David J. O’Connor

With copies to:

Muldoon Murphy & Faucette LLP

5101 Wisconsin Ave., NW

Washington, DC 20016

Facsimile: (202) 966-9409

Attention: Kent M. Krudys, Esq.

If to Acquiree Bank, to:

Windsor Locks Community Bank, FSL

20-I Main Street

Windsor Locks, Connecticut 06096

Facsimile: (860) 623-2770

Attention: Frederick J. Stroiney

With copies to:

Luse Gorman Pomerenk & Schick

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

Facsimile: (202) 362-2902

Attention: Eric Luse, Esq.

8.8 Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the written consent of the other parties.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

ENFIELD MUTUAL HOLDING COMPANY

By:	/s/ DAVID J. O’CONNOR
David J. O’Connor
President and Chief Executive Officer

NEW ENGLAND BANCSHARES, INC.

By:	/s/ DAVID J. O’CONNOR
David J. O’Connor
President and Chief Executive Officer

ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ DAVID J. O’CONNOR
David J. O’Connor
President and Chief Executive Officer

WINDSOR LOCKS COMMUNITY BANK, FSL

By:	/s/ FREDERICK J. STROINEY
Frederick J. Stroiney
President and Chief Executive Officer

APPENDIX B

October 9, 2003

Board of Directors

New England Bancshares, Inc.

Enfield Federal Savings and Loan Association

660 Enfield Street

Enfield, CT 06082

Dear Board Members:

You have requested our written opinion, as an independent financial advisor to New England Bancshares, Inc. and Enfield Federal Savings and Loan Association (the two entities collectively referred to as “NEBS”), as to the fairness, from a financial point of view, to NEBS shareholders, of the merger of Windsor Locks Community Bank, FSL (“Windsor Locks”) with and into Enfield Savings and Loan Association and the issuance of additional shares of common stock of New England Bancshares to Enfield Mutual Holding Company (the “MHC”), as set forth in the merger agreement (the “Agreement”). Pursuant to the Agreement and discussions with management, the consideration value will be $3.35 million.

In general, FinPro, Inc. (“FinPro”) provides investment banking services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the Connecticut bank and thrift market and financial institutions operating in this market. NEBS’ Board chose FinPro because of its expertise, experience and familiarity with the bank and thrift industry.

NEBS retained FinPro to act as an independent financial advisor, to render general advisory services and also to specifically advise the Board of Directors of NEBS in connection with its merger and acquisition activities. Pursuant to its engagement, FinPro will be paid a fee for rendering its fairness opinions relating to the merger. NEBS will pay FinPro a fee of approximately $25,000 for rendering its fairness opinion and for its financial advisory assistance. A portion of FinPro’s fee is contingent upon the consummation of the proposed acquisition.

Prior to being retained as NEBS’ financial advisor for this transaction, FinPro had provided consulting and financial advisory services to NEBS including strategic planning and appraisal services.

In connection with its opinion, FinPro reviewed and considered, among other things:

(i)	the Agreement and the exhibits thereto;

(ii)	changes in the market for bank and thrift stocks;

(iii)	the performance of NEBS’ common stock;

(iv)	trends and changes in the financial condition of NEBS and Windsor Locks;

(v)	quarterly reports on Form 10-QSB of NEBS;

(vi)	quarterly regulatory reports of Windsor Locks;

(vii)	RP Financial’s pro forma valuation dated as of March 21, 2003 and updated as of July 25, 2003; and

(viii)	the most recent audit letter to Windsor Locks.

B-1

We also had discussions with the management of NEBS and Windsor Locks regarding their respective financial results and we have analyzed the most current financial data available for NEBS and Windsor Locks. In addition, we considered financial studies, analyses and investigations and economic and market information that we deemed relevant.

We considered certain financial data of Windsor Locks and compared that data to other thrift institutions and their holding companies that were recently merged or acquired. We considered the financial terms of these business combinations involving these thrift institutions and their holding companies. We also considered the pro forma impact of the merger on NEBS’ financial condition and results from operations.

FinPro did not independently verify the financial data provided by or on behalf of Windsor Locks, but instead relied upon and assumed the accuracy and completeness of the data provided.

In reaching our opinion, we took into consideration the financial benefits of the proposed transaction to NEBS shareholders. Based on all factors deemed relevant and assuming the accuracy and completeness of the information and data provided by NEBS and Windsor Locks, it is FinPro’s opinion as of this date, that the merger and the issuance of shares of New England Bancshares common stock to the MHC are fair, from a financial point of view, to the NEBS shareholders.

Respectfully Submitted,

FinPro, Inc.

Liberty Corner, New Jersey

B-2

APPENDIX C

NEW ENGLAND BANCSHARES, INC.

AUDIT COMMITTEE CHARTER

I. PURPOSE

The role of the Audit Committee of New England Bancshares, Inc. (the “Company”) is to review: the quality and integrity of the Company’s auditing, accounting and financial reporting processes; the Company’s compliance with legal and regulatory requirements; the independent accountants qualifications and independence; the internal and external audit functions; and the system of internal controls. Consistent with this purpose, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. In addition, the Committee will strive to provide an open avenue of communication among the independent accountants, management, the internal auditor and the Board of Directors. The Committee will primarily fulfill these responsibilities by carrying out the activities outlined in Section IV. of this Charter.

II. COMPOSITION

The Committee shall be comprised of at least three directors as determined by the Board of Directors, each of whom shall be independent, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. A Committee member will not be considered independent if he or she accepts any consulting, advisory or other compensatory fee from the Company or the Bank or is affiliated with the Company or the Bank or any of their subsidiaries except in his or her capacity as a member of the Board of Directors. All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand financial statements. Additionally, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, the Committee shall endeavor to have one member of the Committee who qualifies as an “audit committee financial expert, “ as defined in applicable Securities and Exchange Commission regulations.

The members of the Committee shall be elected by the Board annually or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

1.	Review and update this Charter as conditions dictate, but not less than annually.

2.	Review the regular internal reports to management prepared by the internal auditor and management’s response.

3.	Review the Company’s audited annual financial statements and the independent accountants’ report rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles.

4.	Review with management and the independent accountants all interim financial reports.

5.	Generally discuss earnings press releases and financial information as well as any earnings guidance provided.

Independent Accountants and Internal Auditor

6.	Select the independent accountants, considering independence and effectiveness, and be ultimately responsible for their compensation and oversight (including resolution of disagreements between management and the accountant regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the Committee. The Committee should confirm the independence of the independent auditor by requiring them to disclose in writing all relationships that, in the auditor’s professional judgement, may reasonably be thought to bear on the ability to perform the audit independently and objectively.

7.	Review the performance of the independent accountants and discharge the independent accountants when circumstances warrant.

8.	Ensure the rotation of the lead audit partner having primary responsibility for the audit as required by law.

9.	Set clear policies for hiring employees or former employees of the independent accountants.

10.	Review qualifications and performance of the internal auditor. The Committee should also review and concur in the appointment, replacement or dismissal of the internal auditor.

11.	Approve, in advance, all permissible non-audit services to be completed by the independent accountants. Such approval process will ensure that the independent accountant does not provide any non-audit services to the Company that are prohibited by law or regulation.

12.	Review with the independent accountant and the internal auditor the work to be performed by each to assure completeness of coverage, reduction of redundant efforts and the effective use of resources.

Financial Reporting Process

13.	In consultation with the independent accountants and the internal auditor, review the integrity of the organization’s financial reporting processes, both internal and external.

14.	Ensure that the independent accountant discusses with the Committee their judgements about the quality, not just the acceptability, of the Company’s accounting principles as applied in the financial reports. The discussion should include such issues as the clarity of the Company’s financial disclosures and degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosures.

15.	Review and consider recommendations to the Company’s auditing, financial and accounting principles and practices and internal controls as suggested by the independent accountants, management or the internal auditor and monitor the implementation of such recommendations.

16.	Prepare a report for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

Process Improvement

17.	Review any significant difficulties, risk or exposures encountered during the course of an audit by the independent accountants or the internal auditor. From these discussions, assess and report to the Board regarding how the findings should be addressed.

18.	Periodically consult with each of the internal accountant and the independent auditor out of the presence of management about accounting procedures, internal controls and the fullness and accuracy of the organization’s financial statements.

19.	Have in place procedures for (A) receiving complaints regarding accounting, internal accounting controls or auditing matters and (B) the confidential submission by employees of concerns regarding questionable accounting.

20.	Report regularly to the Board of Directors on issues relating to the quality or integrity of the Company’s financial statements and financial reporting, the Company’s compliance with legal and regulatory requirements and the performance of the independent accountants and the internal auditor.

Ethical and Legal Compliance

21.	Review all legal and regulatory compliance matters that could have a material impact on the Company’s financial statements.

22.	Review and approve all related-party transactions.

23.	Be authorized to retain independent counsel and other advisors as it deems necessary to carry out its duties and to assist it in the conduct of any investigation. In connection therewith, the Committee shall be provided appropriate funding as determined by the Committee for payment to accountants and advisors.

24.	Have prepared and update periodically a Code of Business Conduct.

25.	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

REVOCABLE PROXY

NEW ENGLAND BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS

November 13, 2003

2:00 p.m. Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of New England Bancshares, Inc. (the “Company”), consisting of the full Board of Directors, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on November 13, 2003 at 2:00 p.m. Local Time, at the Radisson Hotel, One Bright Meadow Boulevard, Enfield, Connecticut and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The approval of the issuance of 196,366 shares of common stock, $0.01 par value, of New England Bancshares, Inc., subject to adjustment, to Enfield Mutual Holding Company pursuant to the Agreement and Plan of Merger, dated as of January 22, 2003, by and among Enfield Mutual Holding Company, New England Bancshares, Inc., Enfield Federal Savings and Loan Association and Windsor Locks Community Bank, FSL, pursuant to which Windsor Locks Community Bank, FSL will merge with and into Enfield Federal Savings and Loan Association.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Edward G. Allen, Myron J. Marek and Lucien P. Bolduc

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION:  To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

3.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent auditors of New England Bancshares, Inc. for the fiscal year ending March 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSAL.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” the proposal listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Dated:

SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement dated October 9, 2003.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Enfield Federal Letterhead

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of New England Bancshares, Inc. (the “Company”), I am forwarding you the attached green vote authorization form provided for the purpose of conveying your voting instructions to the Bank of New York (the “Stock Fund Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of New England Bancshares, Inc. to be held on November 13, 2003. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of New England Bancshares, Inc. Stockholders and the Company’s Annual Report to Stockholders.

As a participant in the Enfield Federal Savings and Loan Association Employees’ Savings and Profit Sharing Plan (the “401(k) Plan”), you are entitled to direct the Stock Fund Trustee to vote all shares of Company common stock credited to your account as of October 2, 2003. All shares of Company common stock held in the Stock Fund will be voted as directed by participants, so long as participant instructions are received by the Stock Fund Trustee by November 4, 2003.

To direct the voting of the shares of Company common stock credited to your account under the 401(k) Plan, please complete and sign the attached green vote authorization form and return it in the enclosed postage-paid envelope no later than November 4, 2003. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Enfield Federal Savings and Loan Association.

Sincerely,

/s/ David J. O’Connor

David J. O’Connor

President and Chief Executive Officer

Name:
Shares:

VOTE AUTHORIZATION FORM

I understand that the Bank of New York, the Stock Fund Trustee, is the holder of record and custodian of all shares of New England Bancshares, Inc. (the “Company”) common stock credited to me under the Enfield Federal Savings and Loan Association Employees’ Savings and Profit Sharing Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on November 13, 2003.

You are to vote my shares as follows:

1.	The approval of the issuance of 196,366 shares of common stock, $0.01 par value, of New England Bancshares, Inc., subject to adjustment, to Enfield Mutual Holding Company pursuant to the Agreement and Plan of Merger, dated as of January 22, 2003, by and among Enfield Mutual Holding Company, New England Bancshares, Inc., Enfield Federal Savings and Loan Association and Windsor Locks Community Bank, FSL, pursuant to which Windsor Locks Community Bank, FSL will merge with and into Enfield Federal Savings and Loan Association.

FOR	AGAINST	ABSTAIN

☐	☐	☐

2.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Edward G. Allen, Myron J. Marek and Lucien P. Bolduc

FOR	WITHHOLD	FOR ALL EXCEPT

☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

3.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent auditors of New England Bancshares, Inc. for the fiscal year ending March 31, 2004.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSAL.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than November 4, 2003.

Enfield Federal Letterhead

Dear ESOP Participant:

On behalf of the Board of Directors of New England Bancshares, Inc. (the “Company”), I am forwarding you a blue vote authorization form provided for the purpose of conveying your voting instructions to First Bankers Trust Company, N.A. (the “ESOP Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of New England Bancshares, Inc. to be held on November 13, 2003. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of New England Bancshares, Inc. Stockholders and the Company’s Annual Report to Stockholders.

As a participant in the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan (the “ESOP”), you are entitled to direct the ESOP Trustee to vote all shares of Company common stock allocated to your account as of October 2, 2003. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the ESOP Trustee by November 4, 2003. If you do not direct the ESOP Trustee as to how to vote the shares of Company common stock allocated to your ESOP account, the ESOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

To direct the voting of the shares of Company stock allocated to your account under the ESOP, please complete and sign the attached blue vote authorization form and return it in the enclosed postage-paid envelope no later than November 4, 2003. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Enfield Federal Savings and Loan Association.

Sincerely,

/s/ David J. O’Connor

David J. O’Connor

President and Chief Executive Officer

Name:
Shares:

VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Company, N.A., the ESOP Trustee, is the holder of record and custodian of all shares of New England Bancshares, Inc. (the “Company”) common stock under the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on November 13, 2003.

You are to vote my share as follows:

1.	The approval of the issuance of 196,366 shares of common stock, $0.01 par value, of New England Bancshares, Inc., subject to adjustment, to Enfield Mutual Holding Company pursuant to the Agreement and Plan of Merger, dated as of January 22, 2003, by and among Enfield Mutual Holding Company, New England Bancshares, Inc., Enfield Federal Savings and Loan Association and Windsor Locks Community Bank, FSL, pursuant to which Windsor Locks Community Bank, FSL will merge with and into Enfield Federal Savings and Loan Association.

FOR	AGAINST	ABSTAIN

☐	☐	☐

2.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Edward G. Allen, Myron J. Marek and Lucien P. Bolduc

FOR	WITHHOLD	FOR ALL EXCEPT

☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

3.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent auditors of New England Bancshares, Inc. for the fiscal year ending March 31, 2004.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSALS.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than November 4, 2003.